EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

BY AND AMONG

PRIVATE MEDIA GROUP, INC., PRVT ACQUISITION CORP. I,

PRVT ACQUISITION CORP. II

AND

GAME LINK LLC, eLINE LLC, MAMA’S LLC,

THINKFORWARD, INC, GREENCINE, INC.,

ILAN BUNIMOVITZ, ANDREW SULLIVAN, DENNIS WOO AND PETER MARINAC

As of January 20, 2009

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

THIS AGREMENT AND PLAN OF MERGER AND REORGANIZATION (“Agreement”) is made and entered into as of January 20, 2009, by and among PRIVATE MEDIA GROUP, INC., a corporation organized under the laws of the State of Nevada (“Private” or “Buyer”), PRVT ACQUISITION CORP. I, a Delaware corporation (“Merger Sub I”), PRVT ACQUISITION CORP. II, a California corporation (“Merger Sub II”, and together with Merger Sub I, the “Merger Subs”) GAME LINK LLC, a Delaware limited liability company (“Game Link”), eLINE LLC, a Delaware limited liability company (“eLine”, and together with Game Link, the “Companies”), MAMA’S LLC, a Delaware limited liability company (“Mama’s”), THINKFORWARD, INC., a California corporation (“ThinkForward”), GREENCINE, INC., a Delaware corporation (“GreenCine”), ILAN BUNIMOVITZ, ANDREW SULLIVAN, DENNIS WOO and PETER MARINAC (each of Ilan Bunimovitz, Andrew Sullivan, Dennis Woo and Peter Marinac sometimes individually referred to as a “Seller” and together, “Sellers”). Buyer, Merger Subs, Game Link, eLine, Mama’s, the Members and each of the Sellers are sometimes referred to individually as a “Party” and collectively as the “Parties”.

Recitals

A. Mama’s owns 100% of the membership interests of Game Link and eLine, which companies are engaged in the business of providing video on demand and other eCommerce products and services, principally in the adult entertainment products market. ThinkForward and GreenCine (collectively, the “Members”) own 100% of the membership interests of Mama’s. Mama’s, ThinkForward and GreenCine have conducted no business operations and have no material assets other than their respective direct or indirect ownership interests in Mama’s, Game Link and eLine.

B. Ilan Bunimovitz is the owner of all of the issued and outstanding capital stock of ThinkForward (the “ThinkForward Shares”), and Andrew Sullivan, Dennis Woo and Peter Marinac are the owners of all of the issued and outstanding shares of the capital stock of GreenCine (the “GreenCine Shares”, and together with the ThinkForward Shares, the “Shares”), and will benefit from the transactions contemplated by this Agreement.

C. Buyer wishes to acquire the business and operations of the Companies by entering into the Mergers on the terms and subject to the conditions set forth in this Agreement.

D. The respective Boards of Directors of Buyer, Merger Subsidiaries and the Members have determined that this Agreement and the transactions contemplated thereby, including the Mergers (as defined below), are in the best interest of their respective shareholders, and have approved the merger of the Merger Sub II with and into ThinkForward (the “ThinkForward Merger” or “Merger II”), and the merger of Merger Sub I with and into GreenCine (the “GreenCine Merger” or “Merger I”, and together with the ThinkForward Merger (Merger II), the “Mergers” or the “Transaction”), whereby each of the Merger Subs will cease to exist and the Members will become wholly owned subsidiaries of Buyer, on the terms and subject to the conditions set forth in this Agreement.

E. It is intended that the Mergers qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the parties intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

Agreement

NOW, THEREFORE, in consideration of the representations, warranties, covenants, and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are conclusively acknowledged, the Parties, intending to become legally bound, agree as follows:

1. DEFINITIONS

1.1 Certain Defined Terms. Certain terms used in this Agreement are defined in later sections. In addition to those defined terms, the following terms have the following meanings:

“Adverse Consequences” means any damages, penalties, fines, costs, reasonable amounts paid in settlement, liabilities (including, without limitation, any liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory or ground for liability), obligations, Taxes, liens, losses, expenses, fees and court costs and reasonable attorneys’ fees and expenses incurred in connection with any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, injunction, judgment, order decree or ruling, with appropriate adjustment for insurance proceeds which are actually received by the affected Party. Adverse Consequences shall not included exemplary or punitive damages unless such damages are imposed by a third party judgment.

“Ackrell Letter Agreement” means the letter agreement dated the Closing Date, by and among Game Link, Private, Sellers and Ackrell Capital, LLC.

“Actual EBITDA” means the EBITDA for the applicable Earnout Period.

“Affiliate” means (a) with respect to any Person, any Person controlling, controlled by, or under common control with such Person (or an Affiliate of such Person), where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract, or otherwise, and (b) in addition, (i) if such Person is a partnership, any partner thereof, (ii) if such Person is a limited liability company, any member thereof, and (c) any officer or director of such Person.

“Annual Maximum Earnout Shares” means one-third (1,531,799 Private Shares) of the Total Earnout Shares, subject to adjustment as provided in Section 2.6.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” is defined in the preamble to this Agreement and includes Buyer’s successors and assigns as contemplated under Section 14.4 and for purposes of Section 10.2(a), those Persons named in the last sentence of Section 10.2(a).

“Client” means any Person to whom or which a Subsidiary has provided any services that constitute the Companies Business, at any time within the 12 months preceding the Closing Date.

“Companies Business” means any business activity carried on by the Subsidiaries during the 24-month period preceding the Closing Date, and shall mean and include the business of providing video on demand and other eCommerce products and services, principally in the adult entertainment products market, and related services.

“Confidential Information” means any proprietary information of a specified Person, that is not generally available to the public (unless such information has entered the public domain and become available to the public through fault on the part of the Party to be charged hereunder), all of which the Parties agree constitute trade secrets under the governing trade secrets law, relating to:

(i) the identity of any Client or Supplier;

(ii) the identity, authority and responsibilities of key contacts at each such Client or Supplier;

(iii) the service cost burden with respect to each such Client or Supplier;

(iv) the specific types of services provided or to be provided to any such Client;

(v) the specific types of goods (including media content) or services provided or to be provided by any Supplier;

(v) the terms of agreements with of a Client or Supplier;

(vi) the nature of specific programs and plans, including their design, funding and administration, and any other information supplied by, or developed for, such Clients or Suppliers;

(vi) the operations manuals, prospecting manuals and guidelines, pricing policies and related information, marketing manuals and plans, and business strategies, techniques and methodologies of such specified Person;

(viii) the financial information and compensation data, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports and business plans, of such specified Person;

(ix) the inventions, discoveries, devices, algorithms, computer hardware and computer software (including any source code, object code, documentation, diagrams, flow charts, know-how, methods or techniques associated with the development or use of the foregoing computer software) of such specified Person;

(x) the internal memoranda and other office records, including electronic and data processing files and records of such specified Person; and

(xi) any other information constituting a trade secret of such specified Person under the governing trade secrets law.

“Confidentiality Agreement” means the Non-Disclosure Agreement dated August 14, 2008 by and between Game Link and Buyer.

“Copyright” means all copyrights, copyrightable works, mask work rights, rights in databases, data collections, copyright registrations and applications for copyright registration and equivalents and counterparts of the foregoing.

“Dollar” or “$” means the United States Dollar unless otherwise specified herein.

“Domain Name” means all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing.

“Earnout Shares” means Private Shares issuable to Sellers pursuant to the provisions of Section 2.6 of this Agreement.

“EBITDA” (earnings before interest, taxes, depreciation and amortization) is a non-GAAP financial measure and for the purpose of this Agreement it is defined as GAAP net income plus interest, income taxes, depreciation and amortization, related to the Online Media Business.

“Effective Times” means the Effective Time of Merger I (sometimes also referred to as the “Effective Time of the GreenCine Merger”) and the Effective Time of Merger II (sometimes also referred to as the “Effective Time of the ThinkForward Merger”).

“Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

“Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(1).

“Employment Agreements” means the agreements between Game Link and each of the Sellers, the forms of which are attached hereto as Exhibits B-1, B-2, B-3 and B-4.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Family Affiliate” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, including adoptive relationships, of any Person.

“GreenCine Allocation” means 27.35%, which represents the percent of GreenCine’s ownership interest in Mama’s.

“GreenCine Pro Rata” means the percentage obtained by dividing one share of GreenCine capital stock by the number of outstanding shares of GreenCine capital stock immediately prior to the Effective Time of Merger I.

“GreenCine Sellers” means Andrew Sullivan, Dennis Woo and Peter Marinac as the owners of all of the outstanding capital stock of GreenCine.

“Indebtedness” of any Person means: either (a) any liability of any Person (i) for borrowed money (including the current portion thereof), or (ii) under any reimbursement obligation relating to a letter of credit, bankers’ acceptance or note purchase facility, or (iii) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation), or (iv) for the payment of money relating to leases that are required to be classified as capitalized lease obligations in accordance with GAAP, or (v) for all or any part of the deferred purchase price of property or services, including any “earnout” or similar payments or any non-compete payments, or (vi) under interest rate swap, hedging or similar agreements, or (b) any liability of others described in the preceding clause (a) that such Person has guaranteed, that is recourse to such Person or any of its assets or that is otherwise its legal liability or that is secured in whole or in part by the assets of such Person. For purposes of this Agreement, Indebtedness includes (A) any and all accrued interest, success fees, prepayment premiums, make-whole premiums or penalties and fees or expenses actually incurred (including attorneys’ fees) associated with the prepayment of any Indebtedness, (B) any and all amounts owed by the Subsidiaries to any of their Affiliates, including, without limitation, the Sellers, and (C) any and all bonuses or incentive payments owed by a Subsidiary to any of their employees.

“Independent Accountant” means Buyer’s independent accountant for the applicable fiscal year or Earnout Period, as the case may be.

“Indemnification Threshold” means, to the extent applicable under this Agreement, an aggregate of $300,000.

“Intellectual Property” of a Person means Copyrights, Domain Names, Patents, Software, Trademarks and Trade Secrets.

“Knowledge” means actual knowledge or such knowledge as would have been obtained by making a reasonable investigation in light of the facts and circumstances, taking into consideration the capacity (as an employee, officer, director or shareholder of another Person) of the Person being charged with such knowledge.

“Leased Premises” means the land, building and improvements located at 537 Stevenson Street, San Francisco, CA 94103 presently being used for the Companies Business.

“Legal Requirement” means any act or omission mandated by any constitution, law, ordinance, rule, regulation, injunction, judgment, ruling, charge, decree, statute, or similar enactment or promulgation by any government, governmental entity, regulatory body, court, or other similar body.

“Material Adverse Effect” means, with respect to any event or circumstance, an effect caused thereby or resulting therefrom that would be materially adverse as to, or in respect of, the financial condition, business, results of operation or prospects of a specified Person or Persons, when taken as a whole.

“Members” means ThinkForward and GreenCine.

“Merger Consideration” means the ThinkForward Merger Consideration and the GreenCine Merger Consideration.

“Merger Consideration Shares” means the Private Closing Shares, the Private Initial Deferred Shares and the Earnout Shares comprising the Merger Consideration.

“Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

“Nasdaq” means the Nasdaq Stock Market, Inc.

“Net Worth” of a Person means its total assets minus its total liabilities, determined in accordance with GAAP.

“Net Worth Merger Consideration Adjustment” means the adjustment to the Merger Consideration in accordance with the provisions of Section 2.8 of this Agreement.

“Net Worth Merger Consideration Adjustment Event” means the event commencing on the date of delivery of a Disagreement Notice and continuing until there is a final determination of Actual Net Worth pursuant to Section 2.8 of the Agreement.

“Online Media Business” shall mean the combined Internet and Internet-related business conducted by Private and its subsidiaries from time to time following the Closing Date, including the business activity carried out by the Companies.

“Ordinary Course of Business” means the lawful ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to a specified entity, the Certificate or Articles of Incorporation (including certificates of designations) and Bylaws, operating agreement and other organizational documents, as may be applicable to such entity.

“Patents” means all patents, industrial and utility models, industrial designs, certificates of invention and other indicia of invention ownership issued or granted by any governmental authority, and all applications, provisionals, reissues, re-examinations, extensions, divisions, continuations (in whole or in part) and equivalents and counterparts of the foregoing.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, a limited liability company, or a governmental entity (or any department, agency, or political subdivision thereof).

“Private Closing Shares” means the 7,221,338 Private Shares issuable as part of the Merger Consideration pursuant to Section 2.5(a)(i)(A) and Section 2.5(b)(i)(A) of this Agreement, subject to adjustment as provided in this Agreement.

“Private Initial Deferred Shares” means the 1,312,971 Private Shares issuable as part of the Merger Consideration pursuant to Section 2.5(a)(i)(B) and Section 2.5(b)(i)(B) of this Agreement, subject to adjustment as provided in this Agreement.

“Private Share” means one share of Common Stock of Private Media Group, Inc., $0.001 par value.

“Private Share Issue Price” means the average closing price at which a Private Share is sold on the Trading Market over the 15 Trading Days during which Private Shares were traded immediately prior to the Closing Date.

“Restricted Territory” means the 58 counties of the State of California, the 50 states of the United States and each and every other geographic area outside the United States where the Subsidiaries conduct business as of the Closing Date.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, charge, or other security interest, other than (a) mechanic’s, materialman’s, and similar liens, (b) liens for Taxes not yet due and payable, (c) liens securing rental payments under capital lease arrangements, (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (e) encumbrances securing payment of Taxes which are not in arrears, (f) pledges or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other similar social security legislation; and (g) encumbrances, security deposits or reserves required by law or regulation or by any governmental authority or regulatory agency.

“Software” means all computer software and code, including assemblers, applets, compilers, source code, object code, development tools, design tools, user interfaces and data, in any form or format, however fixed.

“Subsidiary” or “Subsidiaries” means each of Game Link, eLine, Mama’s, ThinkForward and GreenCine.

“Supplier” means any Person which has provided to a Subsidiary any goods (including media content) or services used in the operation of the Companies Business, at any time within the 24 months preceding the Closing Date.

“Target EBITDA” shall mean, with respect to an Earnout Period, the EBITDA amount for each Earnout Period as provided in Exhibit “D”, adjusted as provided therein for foreign currency translation.

“Tax” means any Federal, state, local or foreign income, gross receipts, payroll, employment, excise, premium, franchise, withholding, social security (or similar tax), unemployment, real property, personal property, sales, use, transfer, stamp, alternative or add-on minimum (including taxes under Code Section 59A), profits, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not, but for purposes of this Agreement shall in no event mean non-U.S. sales tax or other similar taxes whether imposed at or before the time of sale.

“Tax Returns” means any return (including estimates and extensions), election, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with a taxing authority, including any schedule or attachment thereto, and including any amendment thereof.

“ThinkForward Allocation” means 72.65%, which represents the percent of ThinkForward’s ownership interest in Mama’s.

“ThinkForward Pro Rata” means the percentage obtained by dividing one share of ThinkForward capital stock by the number of outstanding shares of ThinkForward capital stock immediately prior to the Effective Time of Merger II.

“ThinkForward Seller” means Ilan Bunimovitz in his capacity as the owner of all of the outstanding capital stock of ThinkForward.

“Total Earnout Shares” means the 4,595,397 Private Shares issuable as part of the Merger Consideration pursuant to Section 2.5(a)(i)(C), Section 2.5(b)(i)(C) and Section 2.6 of this Agreement, subject to adjustment as provided in this Agreement.

“Trademarks” means all trademarks, trade names, fictitious business names, service marks, certification marks, collective marks and other proprietary rights to words, names, slogans, symbols, logos, devices, sounds, other things or combination thereof used to identify, distinguish and indicate the source or origin of goods or services, and all registrations, renewals and applications for registration, equivalents and counterparts of the foregoing, and the goodwill associated with each of the foregoing.

“Trade Secrets” means all inventions, discoveries, ideas, processes, designs, models, formulae, patterns, compilations, programs, devices, methods, techniques, processes, know-how, proprietary information, customer lists, software code, technical information, data and databases, drawings and blueprints, and all other information and materials that would constitute a trade secret under applicable law.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means the following exchanges or markets on which the Private Shares are listed or quoted for trading on the date in question: The Nasdaq Capital Market; The Nasdaq Global Market; the Nasdaq Global Select Market; the American Stock Exchange; the New York Stock Exchange; or the OTC Bulletin Board.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code, as amended from time to time.

1.2 Other Defined Terms. The following terms are defined in the Sections of this Agreement indicated below:

Definition	Section

“Act”	Section 5.5(b)

“Carrying on a Business”	Section 9.3(d)

“Closing”	Section 2.2

“Closing Date”	Section 2.2

“Code”	Preamble

“Companies”	Preamble

“Disclosure Schedule”	Section 3

“Earnout Period”	Section 2.6

“Earnout Share Ratio”	Section 2.6

“EBITDA Dispute Notice”	Section 2.6

“Financial Statements”	Section 6.6

“GAAP”	Section 1.4

“Historical Financial Statements”	Section 6.6

“Holdback”	Section 10.7

“Indemnification Event”	Section 10.2

“Limit Amount”	Section 9.14

“Material Agreements”	Section 6.13

“Material Clients”	Section 6.25(a)

“Material Suppliers”	Section 6.25(b)

“Mama’s Member Interests”	Section 6.2(b)

“Notice”	Section 14.7

“Party”; “Parties”	Preamble

“Plan”	Section 6.20

“Release Date”	Section 2.7

“Restriction Period”	Section 2.7(a)

“SEC”	Section 4.6

“SEC Documents”	Section 4.6

“Sellers Representative”	Section 14.13

“Sellers”	Preamble

“2007 Audited Financial Statements”	Section 6.6

“2008 Reviewed Interim Financial Statements”	Section 6.6

1.3 Interpretation. In this Agreement, unless a clear contrary intention appears,

(a) the singular number includes the plural number and vice versa;

(b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement; and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(g) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(h) “or” is used in the inclusive sense of “and/or”;

(i) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(j) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

1.4 Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with United States Generally Accepted Accounting Principles (“GAAP”).

1.5 Legal Representation of the Parties. This Agreement was negotiated by the Parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party shall not apply to any construction or interpretation hereof.

2. THE TRANSACTION; CLOSING

2.1 The Transaction. At the Effective Time of the GreenCine Merger (as defined in Section 2.2), subject to the terms and conditions of this Agreement and Delaware General Corporation Law (the “DGCL”), (a) Merger Sub I shall be merged with and into GreenCine in accordance with the DGCL, the separate existence of Merger Sub I shall cease, and GreenCine shall continue its existence as the surviving corporation (“Surviving Corporation I”). At the Effective Time of the ThinkForward Merger (as defined in Section 2.2), subject to the terms and conditions of this Agreement and the California General Corporation Law (the “CGCL”), Merger Sub II shall be merged with and into ThinkForward in accordance with the CGCL, the separate existence of Merger Sub II shall cease, and ThinkForward shall continue its existence as the surviving corporation (“Surviving Corporation II”). Private, in its capacity as the sole shareholder of Merger Sub I and Merger Sub II, hereby approves the GreenCine Merger and the ThinkForward Merger. Each of the GreenCine Sellers, in their capacity of the owners of 100% of the outstanding capital stock of GreenCine, hereby approve the GreenCine Merger. The ThinkForward Seller, in his capacity as the owner of all of the outstanding capital stock of ThinkForward, hereby approves the ThinkForward Merger.

2.2 Closing; Effective Times.

(a) The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Guzik & Associates, 1875 Century Park East, Suite 700, Los Angeles, California, or at such other place as the Parties shall mutually agree, on or before January 20, 2009, on such date as Buyer and Sellers shall agree, not more than five Business Days following the satisfaction or waiver of all conditions precedent to Closing set forth in Articles 7 and 8 (the “Closing Date”).

(b) Upon and subject to the terms and conditions of this Agreement, the Mergers comprising the Transaction shall become effective at Closing or as soon thereafter as is practicable as follows: (i) The GreenCine Certificate of Merger shall be duly executed by GreenCine and Merger Sub I and concurrently with the Closing filed with the Secretary of State of Delaware in accordance with the relevant provisions of the DGCL (“Effective Time of Merger I” or “Effective Time of the GreenCine Merger”)), and the ThinkForward Agreement of Merger shall be duly executed by ThinkForward and Merger Sub II and concurrently with the Closing filed with the Secretary of State of California in accordance with the relevant provisions of the CGCL (“Effective Time of Merger II” or “Effective Time of the ThinkForward Merger”)), it being the intention of the Parties to consummate the ThinkForward Merger and the GreenCine Merger concurrently at or immediately following the Closing as an integrated transaction.

2.3 Effect of Mergers. The GreenCine Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. The ThinkForward Merger shall have the effects set forth in this Agreement and in the applicable provisions of the CGCL.

2.4 Certificate of Incorporation and Bylaws of Surviving Corporation I; Articles of Incorporation and Bylaws of Surviving Corporation II; Directors and Officers.

(a) The Certificate of Incorporation of Merger Sub I in effect at the Effective Time of Merger I shall be the certificate of incorporation of Surviving Corporation I, except that the name of the Surviving Corporation shall be changed to GreenCine, Inc., unless and until amended in accordance with applicable law and the terms of this Agreement.

(b) The Articles of Incorporation of Merger Sub II in effect at the Effective Time of Merger II shall be the articles of incorporation of Surviving Corporation II, except that the name of the Surviving Corporation shall be changed to ThinkForward, Inc., unless and until amended in accordance with applicable law and the terms of this Agreement.

(c) The Bylaws of Merger Sub I in effect at the Effective Time of Merger I shall be the Bylaws of Surviving Corporation I, unless and until amended in accordance with applicable law.

(d) The Bylaws of Merger Sub II in effect at the Effective Time of Merger II shall be the Bylaws of Surviving Corporation II, unless and until amended in accordance with applicable law.

(e) The directors and officers of Merger Sub I immediately prior to the Effective Time shall be the directors of Surviving Corporation I as of the Effective Time of Merger I, together with such individuals as Private may designate.

(f) The directors and officers of Merger Sub II immediately prior to the Effective Time shall be the directors of Surviving Corporation II as of the Effective Time of Merger II, together with such individuals as Private may designate.

2.5 Conversion of Shares.

(a) GreenCine Merger.

(i) GreenCine Common Stock. At the Effective Time of the GreenCine Merger each of the issued and outstanding GreenCine Shares (other than treasury shares) immediately prior to the Effective Time of the GreenCine Merger, by virtue of such Merger and without any action on the part of Buyer, Merger Sub I, GreenCine or the GreenCine Sellers, will be cancelled and extinguished, and each such GreenCine Share will be converted into the right to receive the following, subject to the adjustments and payable in the manner set forth in this Agreement, the following (the “GreenCine Merger Consideration”):

(A) Private Closing Shares. The number of Private Shares equal to the product of (x) the GreenCine Pro Rata multiplied by (y) the product of (1) the GreenCine Allocation multiplied by (2) the 7,221,338 Private Closing Shares;

(B) Private Initial Deferred Shares. The number of Private Shares equal to the product of (x) the GreenCine Pro Rata multiplied by (y) the product of (1) the GreenCine Allocation multiplied by (2) the 1,312,971 Private Initial Deferred Shares;

(C) Private Earnout Shares. The number of Private Shares equal to the product of (x) the GreenCine Pro Rata multiplied by (y) the product of (1) the GreenCine Allocation multiplied by (2) the 4,595,397 Total Earnout Shares;

(ii) GreenCine Treasury Shares. At the Effective Time of the GreenCine Merger each issued and outstanding GreenCine Share owned by GreenCine immediately prior to the Effective Time of the GreenCine Merger will automatically be cancelled and retired and will cease to exist.

(iii) Conversion of Merger Sub I Capital Stock. At the Effective Time of the GreenCine Merger each of the issued and outstanding shares of capital stock of Merger Sub I immediately prior to the Effective Time of the GreenCine Merger, will be converted into one validly issued, fully-paid and non-assessable share of the Surviving Corporation I.

(b) ThinkForward Merger.

(i) ThinkForward Common Stock. At the Effective Time of the ThinkForward Merger each of the issued and outstanding ThinkForward Shares (other than treasury shares) immediately prior to the Effective Time of the ThinkForward Merger, by virtue of such Merger and without any action on the part of Buyer, Merger Sub II, ThinkForward or the ThinkForward Sellers, will be cancelled and extinguished, and each such ThinkForward Share will be converted into the right to receive the following, subject to the adjustments and payable in the manner set forth in this Agreement, the following (the “ThinkForward Merger Consideration”):

(A) Private Closing Shares. The number of Private Shares equal to the product of (x) the ThinkForward Pro Rata multiplied by (y) the product of (1) the ThinkForward Allocation multiplied by (2) the 7,221,338 Private Closing Shares;

(B) Private Initial Deferred Shares. The number of Private Shares equal to the product of (x) the ThinkForward Pro Rata multiplied by (y) the product of (1) the ThinkForward Allocation multiplied by (2) the 1,312,971 Private Initial Deferred Shares;

(C) Private Earnout Shares. The number of Private Shares equal to the product of (x) the ThinkForward Pro Rata multiplied by (y) the product of (1) the ThinkForward Allocation multiplied by (2) the 4,595,397 Total Earnout Shares.

(ii) ThinkForward Treasury Shares. At the Effective Time of the ThinkForward Merger each issued and outstanding ThinkForward Share owned by ThinkForward immediately prior to the Effective Time of the ThinkForward Merger will automatically be cancelled and retired and will cease to exist.

(iii) Conversion of Merger Sub II Capital Stock. At the Effective Time of the ThinkForward Merger each of the issued and outstanding shares of capital stock of Merger Sub II immediately prior to the Effective Time of the ThinkForward Merger, will be converted into one validly issued, fully-paid and non-assessable share of Surviving Corporation II.

2.6 Determination and Payment of Earnout Shares.

(a) Number of Earnout Shares.

(i) The Earnout Shares shall be payable to the Sellers, pro rata in accordance with their interests based upon the GreenCine Pro Rata or the ThinkForward Pro Rata, as the case may be, when, as and in the amounts provided in this Section 2.6, not to exceed 4,595,397 Private Shares (“Total Earnout Shares”), in the aggregate, subject to the provisions and limitations contained in Section 9.14.

(ii) For each of the fiscal years of Private ended December 31, 2009, 2010 and 2011 (each, an “Earnout Period, and together the “Earnout Periods”) in which the Actual EBITDA of the Online Media Business equals or exceeds the Target EBITDA, Sellers, subject to subsection (iv) below, Sellers shall be entitled to receive one-third (1,531,799 Private Shares, subject to the adjustment provisions of subsection (v) below) of the Total Earnout Shares.

(iii) In any Earnout Period in which the Actual EBITDA is less than the Target EBITDA, Sellers shall be entitled to receive in such Earnout Period a number of Earnout Shares determined by dividing the Actual EBITDA for such year by the Target EBITDA (the “Earnout Share Ratio”) and multiplying such Earnout Share Ratio by the Annual Maximum Earnout Shares.

(iv) If in the 2009 or 2010 Earnout Periods the Actual EBITDA is less than the Target EBITDA, then for purposes of determining the number of Earnout Shares available for distribution in the subsequent Earnout Period(s), and notwithstanding the provisions of Section 2.6(a)(ii) above, if and to the extent that Actual EBITDA exceeds the Target EBITDA in a subsequent Earnout Period, the Sellers shall be entitled to receive in respect of such subsequent Earnout Period, Earnout Shares as follows:

(A) For the 2010 Earnout Period: The lesser of (1) the number of Earnout Shares determined by multiplying the Earnout Share Ratio by the number of Annual Maximum Earnout Shares, and (2) 3,063,593 Private Shares (subject to the provisions of subsection (v) below) less the number of Earnout Shares paid in respect of the 2009 Earnout Period, and

(B) For the 2011 Earnout Period: The lesser of (1) the number of Earnout Shares determined by multiplying the Earnout Share Ratio by the number of Annual Maximum Earnout Shares, and (2) the Total Earnout Shares less the number of Earnout Shares paid in respect of the 2009 and 2010 Earnout Periods.

(v) In the event there is an adjustment to the number of Earnout Shares pursuant to the provisions of Section 2.8(b) as a result of a Net Worth Merger Consideration Adjustment, then corresponding adjustments shall be made in calculating the amount of Earnout Shares otherwise payable under this Section 2.6 for each of the Earnout Periods, including adjustments to the Total Earnout Shares and Annual Maximum Earnout Shares.

(b) Earnout Determination Procedure.

(i) Within ninety (90) days after the end of each Earnout Period, Buyer shall deliver to Sellers Representative a schedule setting forth in reasonable detail its calculation of the Actual EBITDA for such Earnout Period. The Sellers Representative shall have a thirty (30) day period to review the Buyer’s calculation of the Actual EBITDA. If Sellers Representative disputes Buyer’s calculation of the Actual EBITDA, Sellers Representative shall deliver a written notice (“EBITDA Dispute Notice”) to Buyer within such thirty (30) day period. Sellers Representative shall set forth in detail in the EBITDA Dispute Notice the basis for its disagreement with the Buyer’s calculation of the Actual EBITDA. If Sellers Representative fails to deliver the EBITDA Dispute Notice within the thirty (30) day period, Sellers Representative shall be deemed to have agreed to the given calculation delivered by Buyer, which calculation shall be final, conclusive and binding upon all of the parties hereto. If Sellers Representative disputes the calculation of the Actual EBITDA within the thirty (30) day period, the parties will in good faith attempt to jointly resolve any dispute during the thirty (30) day period following the delivery of the EBITDA Dispute Notice. If Buyer and Sellers Representative can resolve their dispute and agree upon the calculation of the Actual EBITDA, they shall memorialize their agreement in writing and such mutually agreed upon figure shall be final, conclusive and binding upon all of the parties. If Buyer and Sellers Representative cannot resolve the dispute to their mutual satisfaction, Buyer and Sellers Representative shall engage the Independent Accountant to determine the appropriate amount of Actual EBITDA consistent with this Agreement. Each of Buyer and Sellers shall provide the Independent Accountant such of their respective work papers as may be requested by the Independent Accountant. The Independent Accountant shall be requested to complete its engagement within forty-five (45) days of being retained by Buyer and Sellers. The determination of the Independent Accountant shall be final, binding and conclusive upon the parties and not subject to any further dispute resolution procedures of Article 11. All expenses relating to the engagement of the Independent Accountant shall be borne by (1) the Buyer if the Actual EBITDA contained in the final determination of the Independent Accountant is closer to the Actual EBITDA contained in the EBITDA Dispute Notice than the Actual EBITDA contained in the Earnout Schedule, (2) the Sellers if the Actual EBITDA contained in the final determination of the Independent Accountant is closer to the Actual EBITDA contained in the Earnout Schedule than the Actual EBITDA contained in the EBITDA Dispute Notice, and (c) equally by the Buyer, on one hand, and the Sellers, on the other hand, if the Actual EBITDA contained in the EBITDA Dispute Notice and the Actual EBITDA contained in the Earnout Schedule are equally close to the Actual EBITDA contained in the final determination of the Independent Accountant.

(ii) Buyer shall afford Sellers Representative and his advisers and representatives, upon request, reasonable access to its books and records and appropriate financial personnel for purposes relating to the determination of Actual EBITDA, provided that such access shall be limited to that portion of the books and records that relate to the calculation of Actual EBITDA and provided further that prior to granting such access, Sellers Representative shall have entered into a confidentiality agreement on terms and conditions reasonably satisfactory to Buyer.

(iii) Upon the final, conclusive and binding determination of the Actual EBITDA in accordance with Section 2.6(b), Buyer shall promptly (and no later than five (5) Business Days thereafter) cause to be delivered to Sellers Representative certificates evidencing the appropriate number of Earnout Shares, registered in the names of the Sellers, subject to the provisions of Section 10.7.

(c) Covenant of Buyer re Online Media Business. Following the Closing and throughout the Earnout Periods, Buyer will provide commercially reasonable levels of sales, technical, administrative and marketing resources and support for the Online Media Business in light of market demand, customer requirements, product sales, product margins, competitive concerns and other relevant considerations, as determined by Buyer from time to time in the good faith discretion of Buyer. Nothing in this Agreement shall prohibit Buyer nor any of its subsidiaries from taking any actions with respect to the business of the Online Media Business in good faith and which are commercially reasonable, including adjusting or deferring sales, marketing, new product or new business development efforts, adjusting the number of personnel, deferring the execution or implementation of agreements, or reallocating funds from the Online Media Business to other areas of Buyer’s business. For the avoidance of doubt, Buyer shall be entitled to take into account the goals and objectives of Private and its subsidiaries as a whole in determining commercially reasonable levels of support for the Online Media Business. Notwithstanding anything to the contrary in this Agreement, if, prior to the last day of any Earnout Period, Buyer and/or its subsidiaries sells to a third party all or a substantial portion of Buyer’s business or there is otherwise a Change in Control Event, in either case which results in a material change of operation of the Online Media Business, the remaining unearned amount of the Total Earnout Shares shall be deemed earned and shall be immediately payable to the Sellers without regard to the Target EBITDA, subject to the provisions of Section 10.7. For purposes of this Section 2.6, Change in Control Event means Berth Milton shall cease to own, directly or indirectly, at least 30% of the outstanding Private Shares.

2.7 Private Closing Shares and Private Initial Deferred Shares. Buyer and the Sellers have agreed as follows in respect of the Private Closing Shares and Private Initial Deferred Shares:

(a) The Private Closing Shares shall not be transferred to any third party by the Sellers or otherwise mortgaged, charged, pledged or encumbered until the first anniversary of the Closing Date (the “Restriction Period”), subject to the provisions of Section 10.7. Certificates evidencing the Private Closing Shares shall bear an appropriate legend to reflect these restrictions, including the provisions of Section 10.7, during the time these restrictions are in effect. Upon the expiration of the Restriction Period Sellers shall promptly submit certificates containing such legends to Buyer and, subject to the provisions of Section 10.7, including provisions entitling Buyer to Holdback Merger Consideration Shares, Buyer shall promptly send by overnight courier replacement certificates free of such legends.

(b) One-half of the Private Initial Deferred Shares to which each Seller is entitled shall be released by Buyer to the Sellers on the first anniversary of the Closing Date and the other half shall be released by Buyer to the Sellers on the second anniversary of the Closing Date (each of such dates, a “Release Date”), subject to the provisions of clause (c) below. The Private Initial Deferred Shares shall not be transferred to any third party by the Sellers or mortgaged, charged, pledged or otherwise encumbered by the Sellers until released by the Buyers. Sellers shall be treated as holders of the Private Initial Deferred Shares following the Effective Times and will be entitled to receive all notices, participate in all dividends and non-cash distributions and pro rata issues in respect of the Private Initial Deferred Shares, and otherwise shall be treated in the same manner as all other shareholders of Private.

(c) Private agrees to release to the Sellers Representative 50% of the Private Initial Deferred Shares to which each Seller is entitled on each Release Date, provided that as at each Release Date an Indemnification Event in excess of the Indemnification Threshold has not occurred in respect of such Seller, a Net Worth Merger Consideration Adjustment Event has not occurred and is continuing, or a claim has not been made pursuant to Section 9.7, in which event the provisions of Section 10.7 shall apply.

2.8 Post-Closing Adjustment to Merger Consideration.

(a) Not less than two (2) days prior to the Closing Date, Sellers Representative shall deliver to Buyer his good faith estimate of the consolidated Net Worth of the Subsidiaries as of the Closing Date (the “Estimated Net Worth Schedule”), based on the 2007 Audited Financial Statements, the 2008 Reviewed Interim Financial Statements and current books and records of the Subsidiaries and using the same accounting practices and methodologies as were used to prepare the 2007 Audited Financial Statements.

(b) Buyer shall notify the Sellers’ Representative promptly if Buyer disagrees with the calculation of the Estimated Net Worth Schedule. Buyer and the Sellers’ Representative shall thereupon seek in good faith to resolve any differences they have with respect to any matter specified in such notice prior to the Closing Date. The Estimated Net Worth Schedule shall be revised to reflect such resolution and the Estimated Net Worth Schedule, as so revised, shall be deemed the “Estimated Net Worth Schedule” for all purposes of this Agreement, and the Net Worth reflected in such Schedule shall be referred to as the “Estimated Net Worth.”

(i) Buyer shall have a period of ninety (90) days from the Closing Date to determine whether there is a Net Worth Deficiency, based upon its determination of the actual consolidated Net Worth of the Subsidiaries at the Closing Date (as finally determined under this Section 2.8, “Actual Net Worth”). If Buyer fails to deliver a Disagreement Notice (as defined below) with such ninety (90) day period, the Estimated Worth shall be deemed to be the Actual Net Worth for purposes of this Section 2.8. If following the Closing Date Buyer believes there is a Net Worth Deficiency, then within ninety (90) days after the end of the Closing Date, Buyer shall deliver to Sellers Representative a schedule setting forth in reasonable detail its calculation of the Actual Net Worth (“Disagreement Notice”). The Sellers Representative shall have a thirty (30) day period to review the Buyer’s calculation of the Actual Net Worth. If Sellers Representative disputes Buyer’s calculation of the Actual Net Worth, Sellers Representative shall deliver a written notice (“Net Worth Dispute Notice”) to Buyer within such thirty (30) day period. Sellers Representative shall set forth in detail in the Net Worth Dispute Notice the basis for its disagreement with the Buyer’s calculation of the Actual Net Worth. If Sellers Representative fails to deliver the Net Worth Dispute Notice within the thirty (30) day period, Sellers Representative shall be deemed to have agreed to the given calculation delivered by Buyer, which calculation shall be final, conclusive and binding upon all of the parties hereto. If Sellers Representative disputes the calculation of the Actual Net Worth within the thirty (30) day period, the parties will in good faith attempt to jointly resolve any dispute during the thirty (30) day period following the delivery of the Net Worth Dispute Notice. If Buyer and Sellers Representative can resolve their dispute and agree upon the calculation of the Actual Net Worth, they shall memorialize their agreement in writing and such mutually agreed upon figure shall be final, conclusive and binding upon all of the parties. If Buyer and Sellers Representative cannot resolve the dispute to their mutual satisfaction, Buyer and Sellers Representative shall engage the Independent Accountant to determine the appropriate amount of Actual Net Worth consistent with this Agreement. Each of Buyer and Sellers shall provide the Independent Accountant such of their respective work papers as may be requested by the Independent Accountant. The Independent Accountant shall be requested to complete its engagement within forty-five (45) days of being retained by Buyer and Sellers. The determination of the Independent Accountant shall be final, binding and conclusive upon the parties and not subject to any further dispute resolution procedures of Article 11. All expenses relating to the engagement of the Independent Accountant shall be borne by (1) the Buyer if the Actual Net Worth contained in the final determination of the Independent Accountant is closer to the Actual Net Worth contained in the Net Worth Dispute Notice than the Actual Net Worth contained in the Disagreement Notice, (2) the Sellers if the Actual Net Worth contained in the final determination of the Independent Accountant is closer to the Actual Net Worth contained in the Disagreement Notice than the Actual Net Worth contained in the Net Worth Dispute Notice, and (c) equally by the Buyer, on one hand, and the Sellers, on the other hand, if the Actual Net Worth contained in the Net Worth Dispute Notice and the Actual Net Worth contained in the Disagreement Notice are equally close to the Actual Net Worth contained in the final determination of the Independent Accountant.

(ii) Buyer shall afford Sellers Representative and his advisers and representatives, upon request, reasonable access to its books and records and appropriate financial personnel for purposes relating to the determination of Actual Net Worth, provided that such access shall be limited to that portion of the books and records that relate to the calculation of Actual Net Worth and provided further that prior to granting such access, Sellers Representative shall have entered into a confidentiality agreement on terms and conditions reasonably satisfactory to Buyer.

(iii) Upon the final, conclusive and binding determination of the Actual Net Worth in accordance with Section 2.8, if the Actual Net Worth is less than the Estimated Net Worth by more than 10% of the Estimated Net Worth, then (A) the number of Merger Consideration Shares issued or issuable to the Sellers shall be reduced, pro rata as to the Private Closing Shares, Private Initial Deferred Shares and Earnout Shares, and in proportion to the Sellers’ respective interests at the Effective Times, and without regard to any other adjustments under Section 10.7, by the aggregate number of Private Shares determined by dividing the “Net Worth Deficiency” (90% of the Estimated Net Worth, if Estimated Net Worth is a positive number, or 110% of Estimated Net Worth if Estimated Net Worth is a negative number, in either case minus Actual Net Worth) by the Private Share Issue Price, in accordance with the provisions of Section 10.7.

(iv) For purposes of determining Actual Net Worth on the Closing Date it shall be conclusively presumed that the consolidated Net Worth of the Subsidiaries at December 31, 2008, as audited by Odenberg Ullakko Muranishi & Co. LLP following the Closing Date, is accurate.

2.9 Delivery of Certificates. At and after the Effective Times, Private will make available, and Sellers shall be entitled to receive the allocable share of the Merger Consideration representing the Private Closing Shares.

2.10 Stock Transfer Books. From and after the Effective Times, the stock transfer books of the Members will be closed, and there will be no further registration or transfers of Shares thereafter on the records of the Company.

2.11 No Fractional Shares. No certificate or scrip representing fractional Private Shares shall be issued upon the surrender of Share certificates for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any other rights of a shareholder of Private. Each holder of Shares exchanged pursuant to the Mergers who would otherwise be entitled to receive a fraction of a Private Share (after taking into account all certificates evidencing Shares delivered by such holder) shall receive from Private, in lieu thereof, cash (without interest) in an amount, less any applicable withholding taxes, equal to such fractional part of a Private Share, calculated based upon the Private Share Issue Price.

2.12 Lost, Stolen or Destroyed Certificates. In the event any Share certificates are lost, stolen or destroyed, Private will issue in exchange for such lost, stolen or destroyed Share certificates, upon the making of an affidavit of that fact by the holder thereof and the other deliveries required above, the applicable Merger Consideration; provided, however, that the applicable Surviving Corporation may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Share certificate to deliver an indemnity or bond in such sum as it may reasonably direct as indemnity against any claim that may be made against it with respect to the Share certificates alleged to have been lost, stolen or destroyed.

2.13 Taking of Necessary Action; Further Action. Each of Private, Merger Subs and the Members will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Times, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest a Surviving Corporation with full right, title and possession to all the property, rights, privileges, power and franchises of the applicable Member or Merger Sub, the officers and directors of such Member and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

2.14 Reorganization Treatment. For federal income tax purposes, each of the Mergers is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. For the avoidance of doubt, and not withstanding anything herein to the contrary, no Party represents, warrants or guarantees that the Merger and the transactions contemplated by this Agreement will be treated by any relevant regulatory authority as a reorganization within the meaning of Section 368(a) of the Code and the parties intend for this Agreement to constitute a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

3. REPRESENTATIONS AND WARRANTIES – GENERAL

Each of the Parties represents and warrants that the respective statements made by such Party in Sections 4, 5 and 6 are correct and complete as of the date of this Agreement, except as expressly limited by a particular representation or warranty or as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”). Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty (unless the representation or warranty has to do with the existence of the document or other item itself ) and, further, the disclosure of an item in one section of the Disclosure Schedule shall not be deemed a disclosure of such item in any other section of the Disclosure Schedule unless either referred to specifically in such other section or such cross reference can reasonably be inferred when taking into consideration the item being disclosed, the content of such disclosure and the representation and warranty to which such disclosure relates. The Disclosure Schedule will be arranged in sections (and paragraphs) corresponding to the numbered and lettered sections (and paragraphs) of this Agreement. Notwithstanding anything to the contrary contained herein, the disclosure of an exception by one Party shall mean that the disclosing Party has been relieved from its obligations described in Article 10 hereof with respect to such disclosure, unless the Parties specify otherwise in the Disclosure Schedule or in Article 10 hereof.

4. REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUBS

Buyer and Merger Subs, jointly and severally, represent and warrant to the Members and the Sellers as follows:

4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Buyer has delivered to Sellers copies of its Organizational Documents, and all such copies are true and correct copies of such documents. Buyer has full corporate power and authority to carry on its business as presently conducted, and to own and use the properties owned and used by it. Buyer is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to qualify would not have a Material Adverse Effect. Merger Subs are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. The Merger Subs were formed solely for the purpose of engaging in the transactions contemplated by this Agreement and have engaged in no other business activities.

4.2 Authorizations. Each of Buyer and the Merger Subs has full corporate power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by it as contemplated hereunder, and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer and the Merger Subs of this Agreement and all other documents and agreements to be executed by it as contemplated hereunder, and the performance of their obligations hereunder and thereunder have been duly and validly authorized, and no other proceedings on the part of Buyer or the Merger Subs are necessary for the execution and delivery of this Agreement and all other documents and agreements to be executed by it as contemplated hereunder, and, except for approval of Buyer’s shareholders following the Closing which is required to be obtained by Buyer under Nasdaq Rule 4350(i)(1)(C) and Section 9.14, and except for filings required to effect the Mergers under the CGCL and DCGL, the performance of their obligations hereunder and thereunder. This Agreement and all other documents and agreements to be executed by Buyer and/or the Merger Subs as contemplated hereunder constitute the valid and legally binding obligations of such Party enforceable against it in accordance with their terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

4.3 Noncontravention. The execution and delivery of this Agreement by Buyer and the Merger Subs, and all other documents and agreements to be executed by it as contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any Legal Requirement to which Buyer or the Merger Subs is subject, (b) violate any provision of any of Buyer’s or Merger Subs’ Organizational Documents or any resolution adopted by their governing body, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any material agreement, contract, lease, license, instrument, or other arrangement to which Buyer or Merger Subs is a party, or by which it is bound, or to which any of its assets are subject (or result in the imposition of any Security Interest upon any such assets). Except for approval of Buyer’s shareholders following the Closing which is required to be obtained by Buyer under Nasdaq Rule 4350(i)(1)(C) and Section 9.14, and except for filings required to effect the Mergers under the CGCL and DCGL, neither Buyer nor the Merger Subs is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

4.4 Merger Consideration Shares. The Merger Consideration Shares to be issued to Sellers pursuant to this Agreement are duly authorized and, when issued, shall be validly issued, fully paid and non-assessable. Buyer has sufficient authorized but unissued shares of Private Common Stock to issue the shares constituting the Merger Consideration Shares. Following the Release Dates, Buyer will have sufficient authorized but unissued shares of Private Common Stock to issue the shares (if any) constituting the Private Initial Deferred Shares or any portion thereof. Following the Earnout Periods, Buyer will have sufficient authorized but unissued shares of Private Common Stock to issue the Earnout Shares (if any) to be issued to Sellers. The issuance of the Private Shares in the Merger to the Sellers will be made in compliance in all material respects with all applicable federal and state securities laws and the rules and regulations of Nasdaq.

4.5 Investment Intent. Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) of such Shares.

4.6 SEC Documents; Parent Financial Statements. A true and complete copy of each annual, quarterly and other report, proxy statement and registration statement filed by Buyer with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 (the “SEC Documents”) is available on the website maintained by the SEC at www.sec.gov. Since January 1, 2007, Buyer has in

all material respects filed with the SEC all reports and proxy statements required to be filed by it pursuant to the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder. As of their respective filing dates, (and if amended or superseded by a filing prior to the date of this Agreement, the date of such filing) the SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained on their filing dates any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent superseded by a subsequently filed SEC Document filed prior to the date of this Agreement. The consolidated financial statements of Buyer included in the SEC Documents complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto, except in the case of pro forma statements, or, in the case of unaudited financial statements, except as permitted under Form 10-Q under the Exchange Act) and fairly presented the consolidated financial position of the Buyer and its consolidated subsidiaries as of the respective dates thereof and the consolidated results of the Buyer’s operations and cash flows for the periods indicated (subject to, in the case of unaudited statements, normal and recurring year end audit adjustments). Buyer does not intend to correct or restate any aspect of, nor is there any basis for any correction or restatement of in any material respect the consolidated financial statements of Buyer included in the SEC Documents.

4.7 Litigation. Other than as disclosed in the SEC Documents, there is no action pending or, to the knowledge of Buyer, threatened in writing, or to the Knowledge of Buyer any investigation by any governmental entity or other third party, against Buyer or any of its subsidiaries, in each case, other than those that are not reasonably expected to have a Material Adverse Effect on Buyer.

5. CERTAIN REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller, for himself and for no other Seller, represents and warrants to Buyer and Merger Subs as follows:

5.1 Ownership of Shares. Such Seller holds of record and owns legally and beneficially the number of Shares set forth next to such Seller’s name on the signature page hereof, such Shares are free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, liens, claims and demands, and such Seller is the sole legal and beneficial owners of such Shares. No certificate(s) evidencing any Shares have been issued. Such Seller is not a party to any option, warrant; purchase right or other contract or commitment that could require such Seller to sell, transfer or otherwise dispose of Shares. Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any Shares. At the Closing, Buyer shall acquire good and marketable title to the Shares, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, liens, claims and demands.

5.2 Authorization of Transaction. Such Seller has full power and authority to execute and deliver this Agreement and all other documents and agreements to be executed by such Seller as contemplated hereunder, and to perform such Seller’s obligations hereunder and thereunder. This Agreement and all other documents and agreements to be executed by such Seller as contemplated hereunder constitute the valid and legally binding obligations of such Seller enforceable against such Seller in accordance with their terms and conditions, except to the extent that enforceability may be limited by the operation of bankruptcy, insolvency or similar laws.

5.3 Noncontravention. The execution and delivery of this Agreement and all other documents and agreements to be executed by such Seller as contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, will not (a) violate any Legal Requirement to which such Seller is subject, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify or cancel, or require any notice or consent under, any material agreement, contract, lease, license, instrument, or other arrangement to which such Seller is a party, or by which he is bound, or to which any of his assets is subject. Such Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of, any government or governmental agency or other third party, in order for the Parties to consummate the transactions contemplated by this Agreement.

5.4 Litigation. Such Seller (a) currently is not subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is not a party or, to the Knowledge of such Seller, is not presently threatened to be made a party, to any action, claim, suit or proceeding, or has received notice of any hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator, which in any such case relates to (i) the transactions contemplated hereunder or (ii) any action taken or contemplated by such Seller in connection with the consummation of the transactions contemplated hereunder.

5.5 Investment. With respect to each Seller receiving the Merger Consideration Shares hereunder, such Seller is acquiring the Merger Consideration Shares pursuant to the following terms:

(a) Such Seller is acquiring the shares for such Seller’s own account, for investment purposes only and not with a view to the distribution (as such term is used in Section 2(11) of the Securities Act) of such shares.

(b) Such Seller has been advised by Buyer and its representatives that : (i) neither the offer nor sale of such shares has been registered under the Securities Act, and the rules and regulations in effect thereunder, or any state securities or “blue sky” laws; (ii) each of such shares is characterized as a “restricted security” under the Securities Act inasmuch as it is being acquired from Buyer in a transaction not involving a public offering and that each of such shares must be held indefinitely, and such Seller must continue to bear the economic risk of complete loss of the investment in such shares unless the offer and sale of such shares is subsequently registered under the Securities Act or an exemption from such registration is available and all applicable state securities or “blue sky” laws are complied with; (iii) when and if such shares may be disposed of without registration under the Securities Act in reliance on Rule 144, such disposition can be made only in limited amounts in accordance with the terms and conditions of such Rule; (iv) if the Rule 144 exemption is not available, public offer or sale of such shares without registration will require the availability of another exemption under the Securities Act; and (vii) a restrictive legend shall be placed on the certificates evidencing such shares; and (viii) a notation may be made in the appropriate records of Buyer indicating that such shares are subject to restrictions on transfer.

(c) Except as disclosed in Section 5.5(c) of the Disclosure Schedule, such Seller is an “accredited investor” as defined in the Securities Act.

(d) Such Seller has been afforded (i) the opportunity to ask such questions as he has deemed necessary of, and to receive answers from, representatives of Buyer concerning an investment in the Merger Consideration Shares and the merits and risks of investing in the Merger Consideration Shares, and the nature of Buyer’s proposed business operations, management personnel, business strategy and capital structure, and (ii) each Seller acknowledges receipt of the information referred to in Section 5.6 and acknowledges that such information is sufficient to enable such Seller to evaluate this investment in the Merger Consideration Shares.

(e) Such Seller understands that an investment in the Merger Consideration Shares is speculative and involves a high degree of risk.

(f) Such Seller has sufficient knowledge and experience in financial and business matters and investing in companies similar to Private so as to be able to evaluate the risks and merits of its investment in Private and it is able financially to bear the risks thereof, has adequate means of providing for his current financial needs and possible contingencies that may face him and has no need for liquidity in its investment in Private;

(g) Such Seller further represents that he does not presently have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or any third person with respect to the shares of Private Shares being acquired under this Agreement.

5.6 Buyer’s Information. Each Seller acknowledges that Buyer has delivered or made available to them its Annual Report on Form 10-K for the fiscal year ended December 31, 2007, its Quarterly Reports on Form 10-Q and Interim Reports on Form 8-K filed since December 31, 2007, and its Proxy Statement for the 2008 Annual Meeting of Shareholders.

6. REPRESENTATIONS AND WARRANTIES REGARDING THE SUBSIDIARIES AND SELLERS

Sellers, severally and not jointly, and the Subsidiaries, jointly and severally, make the following representations and warranties to Buyer and the Merger Subs:

6.1 Organization, Qualification and Corporate Power.

(a) The Subsidiaries are companies duly organized, validly existing, and in good standing under the laws of the state of their organization. Sellers have made available to Buyer the Organizational Documents of the Subsidiaries and the Subsidiaries’ minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors); and stock and member certificate and member record books; and all of such documents and records are correct and complete in all material respects. Each of the Subsidiaries is not in default under, or in violation of any provision of, its Organizational Documents.

(b) Each of the Subsidiaries is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required, except where the failure to qualify would not have a Material Adverse Effect, and Section 6.1(b) of the Disclosure Schedule sets forth each such jurisdiction. Each of the Subsidiaries has full corporate power and authority to carry on its business as presently conducted, and to own and use the properties owned and used by it.

(c) Section 6.1(c) of the Disclosure Schedule lists the managers, alternate managers, officers and directors of each of the Subsidiaries.

(d) The Subsidiaries have full power and authority to execute and deliver all documents and agreements to be executed by the Subsidiaries as contemplated hereunder, and to perform their respective obligations thereunder. The execution and delivery by the Subsidiaries of the documents and agreements to be executed by them as contemplated hereunder, and the performance of their respective obligations thereunder, have been duly and validly authorized by the Subsidiaries, and no other proceedings on the part of the Subsidiaries are necessary for the execution and delivery of the documents and agreements to be executed by the Subsidiaries as contemplated hereunder, and the performance of their respective obligations thereunder. All documents and agreements to be executed by the Subsidiaries as contemplated hereunder constitute the valid and legally binding obligations of the Subsidiaries enforceable in accordance with their terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar law now or hereafter in effect relating to creditors’ rights generally and subject to general principles of equity.

6.2 Capitalization.

(a) No capital stock of the Members is held in treasury. All of the Shares have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by Sellers. The Shares represent the entire issued and outstanding shares of capital stock of the Members. No certificate(s) evidencing any Shares have been issued. There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require any of the Members to issue, sell, or otherwise cause to become outstanding any of its capital stock, (ii) outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Members, or (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Members. The Members have no subsidiaries or equity interests in any Person other than the membership interests in Mama’s.

(b) The Members are the sole legal and beneficial owners of the member interests of Mama’s (“Mama’s Member Interests”), of which 72.65% are owned by ThinkForward and 27.35% are owned by GreenCine, free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. All of the Mama’s Member Interests have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by the Members. Mama’s Member Interests represent the entire issued and outstanding member interests of Mama’s. There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require Mama’s to issue, sell, or otherwise cause to become outstanding any equity interests, (ii) outstanding or authorized member interest appreciation rights, phantom member interests, profit participations, or similar rights with respect to Mama’s, or (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting of member interests of Mama’s. Mama’s has no subsidiaries or equity interests in any Person other than member interests in the Companies and ownership of 100% of the capital stock of GLE Services Limited, a company organized under the laws of Cyprus (“GLE”). GLE has conducted no business and has no assets, liabilities or obligations, know or unknown, contingent or otherwise.

(c) Mama’s is the sole legal and beneficial owner of 100% of the member interests of Game Link and eLine (“Companies’ Member Interests”), free and clear of any restrictions on transfer, Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims and demands. All of the Companies’ Member Interests have been duly authorized, are validly issued, fully paid and nonassessable, and are held of record by Mama’s. The Companies’ Member Interests represent the entire issued and outstanding member interests of the Companies. There are no (i) outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Companies to issue, sell, or otherwise cause to become outstanding any equity interests, (ii) outstanding or authorized member interest appreciation rights, phantom member interests, profit participations, or similar rights with respect to the Companies, or (iii) voting trusts, proxies, or other agreements or understandings with respect to the voting of member interests of the Companies. Each of the Companies has no subsidiaries or equity interests in any Person.

6.3 Noncontravention. The execution and delivery of all documents and agreements to be executed by the Subsidiaries as contemplated hereunder, and the consummation of the transactions contemplated hereby and thereby, will not (except as will not have a Material Adverse Effect) (a) violate any Legal Requirement to which the Sellers or the Subsidiaries is subject, (b) violate any provision of the Organizational Documents of the Subsidiaries, or any resolutions adopted by the Board of Directors of a Subsidiary, or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, or create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under, any Material Agreement, or contract to which a Subsidiary is a party, or by which it is bound, or to which any of its assets is subject (or result in the imposition of any Security Interest upon any such asset). No Subsidiary is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of, any government or governmental agency or other third party in order for the Parties to consummate the transactions contemplated by this Agreement.

6.4 Broker’s Fees. As of the date of this Agreement, except as disclosed in Section 6.4 of the Disclosure Schedule, the Subsidiaries have no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereunder. Effective as of the Effective Times of the Mergers, the Subsidiaries shall have no liability, obligation or expense to any broker, finder or agent with respect to the transactions contemplated hereunder, including Ackrell Capital, LLC, other than obligations of Game Link to Ackrell Capital, LLC to comply with (i) confidentiality obligations under the Ackrell Letter Agreement from and after the Effective Times, or (ii) indemnification obligations arising on or after the Effective Times based upon facts and circumstances arising on or after the Effective Times.

6.5 Predecessors, Partnerships, Subsidiaries and Affiliates. The Subsidiaries do not have any predecessor corporation, partnership or other entity, through merger, consolidation or otherwise. Except as set forth in Section 6.2, none of the Subsidiaries has ever owned any subsidiary, nor has it been a member of a partnership or joint venture, nor has it ever had any Affiliate, other than Sellers or the other Subsidiaries, nor has it ever invested in the equity capital of any entity.

6.6 Financial Statements.

(a) Attached hereto as Exhibit A-1 are the following financial statements:

(i) the balance sheets for each of the Subsidiaries as of December 31, 2007, and the related statements of income, retained earnings and cash flows for the year ending on such date, together with the consolidated balance sheets for each of ThinkForward and Mama’s as of December 31, 2007, and the related consolidated statements of income, retained earnings and cash flows for the year ending on such date (the “2007 Audited Financial Statements”), in each case audited by Odenberg Ullakko Muranishi & Co. LLP, the Subsidiaries’ independent accountants registered with the PCAOB, together with their report thereon, prepared in accordance with GAAP; and

(ii) the balance sheets for each of the Subsidiaries as of September 30, 2008, and the related statements of income and retained earnings for the nine months ending on such date, together with the consolidated balance sheets for each of ThinkForward and Mama’s as of September 30, 2008, and the related consolidated statements of income, retained earnings and cash flows for the nine months ending on such date (the “2008 Reviewed Interim Financial Statements),” reviewed by Odenberg Ullakko Muranishi & Co. LLP, together with their report thereon, prepared in accordance with GAAP. The 2007 Audited Financial Statements and the 2008 Reviewed Interim Financial Statements are collectively referred to as the “Financial Statements.”

(b) The Financial Statements (including the notes thereto, if any) (i) present fairly the financial condition and the results of operations of the Subsidiaries as of, and for the periods ending on, the dates thereof, (ii) are in all material respects correct and complete, (iii) are consistent with the books and records of the Subsidiaries (which books and records are materially correct and complete), and (iv) reflect all assets and liabilities and items of revenue and expense of the Subsidiaries as of, and for the periods ending on, the dates thereof. The Financial Statements are prepared in accordance with GAAP, consistently applied from period to period, except that the Interim Financial Statements are subject to normal year-end adjustments, which will not have a Material Adverse Effect on the Subsidiaries, individually or in the aggregate.

(c) All reserves that are set forth in or reflected in the 2008 Reviewed Interim Financial Statements have been established in accordance with GAAP. As at the dates of the 2008 Reviewed Interim Financial Statements, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5, issued by the Financial Accounting Standards Board in March 1975), that are not adequately provided for in the balance sheets as at the dates of the 2008 Reviewed Interim Financial Statements as required by Statement No. 5.

(d) The Subsidiaries have not had any material dispute with their accountants or auditors regarding accounting matters or policies during any of its past three full fiscal years or during the current fiscal year.

6.7 Licenses and Permits. The Subsidiaries hold all licenses and permits reasonably necessary for each of the Subsidiaries to operate its business as presently conducted except where the failure to hold a license or permit would not have a Material Adverse Effect. Section 6.7 of the Disclosure Schedule sets forth all material licenses and permits held by the Subsidiaries. Such licenses and permits are in good standing, and there are no disciplinary proceedings pending with respect to the Subsidiaries or to the Knowledge of Sellers or the Subsidiaries threatened, before any governmental department or other regulatory agency or group.

6.8 Title to Assets.

(a) Each of the Subsidiaries has good and marketable title to, or in the case of leased property, a valid and effective leasehold interest in, the tangible assets which are used by each of the Subsidiaries, located on its premises, shown on the Interim Balance Sheet, or acquired or accrued thereafter through the Closing Date (except for properties and assets disposed of in the Ordinary Course of Business since the date of the Interim Balance Sheet).

(b) All of the tangible assets referred to in Section 6.8(a) are free and clear of all Security Interests, and no Seller or Subsidiary has knowledge of any dispute or claim made by any other Person concerning any such right, title and interest in such and assets.

(c) Section 6.8(c) of the Disclosure Schedule sets forth a true and complete list and description of the tangible personal property with an individual original cost of $5,000 or more used or held by each of the Subsidiaries that is owned or leased by each of the Subsidiaries. None of the Subsidiaries, other than the Companies, owns any tangible personal property.

(d) Section 6.8(d) of the Disclosure Schedule sets forth a true and complete list of all real property leased, licensed to or otherwise used or occupied by the of the Subsidiaries. None of the Subsidiaries owns real property.

6.9 Accounts Receivable. All accounts receivable of the Companies are valid, bona fide, and collectible receivables, net of any recorded reserves for bad debts, created in the Ordinary Course of Business, and not subject to any setoff or counterclaim. The uncollected balance of the receivable identified in Section 6.9 of the Disclosure Schedule will be recorded as doubtful in the Companies financial statements as of December 31, 2008. Except as set forth in Section 6.9 of the Disclosure Schedule, all accounts receivable will be collected within six (6) months of the Closing Date in accordance with their terms at their recorded amounts, net of any reserve for bad debts. No Seller or Subsidiary has Knowledge of any dispute or claim made by another Person concerning any such receivable. Other than the Companies, none of the Subsidiaries has any accounts receivable. None of the accounts receivable are from any Affiliate or Family Affiliates of the Sellers or the Subsidiaries.

6.10 Condition of Assets. Each of the Companies owns or leases all office space, equipment and other tangible assets which are reasonably necessary for the conduct of the Companies Business as presently conducted. Each such tangible asset is in all material respects in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

6.11 Bank Accounts. Section 6.11 of the Disclosure Schedule lists all banks or other financial institutions with which each Subsidiary has an account or maintains a safe deposit box, showing the account numbers and names of the persons authorized as signatories with respect thereto. The Subsidiaries have furnished to Buyer true and complete copies of any agreements setting forth the terms of any lines of credit available to any Subsidiary. As of the date of the 2008 Reviewed Interim Financial Statements, all accounts listed on Section 6.11 of the Disclosure Schedule have been reconciled to the books and records of the Subsidiaries in all material respects.

6.12 Intellectual Property

(a) Section 6.12(a)(i) of the Disclosure Schedule sets forth a list of the Domain Names, Patents, Software, Trademarks and registered or material Copyrights owned by each of the Subsidiaries in the operation of its business (except for commercially available software and so-called “shrink wrap” software) and, where appropriate, the date, serial or registration number, and place of any registration thereof. Section 6.12(a)(ii) of the Disclosure Schedule sets forth a list of each contract relating to Intellectual Property of any other Person used or held by each of the Subsidiaries that is material to the operation of its business (except for commercially available Software and so-called “shrink wrap” agreements. Each of the Subsidiaries owns and possesses all right, title and interest in and to, or has a valid license to use, all of the Intellectual Property owned or used by it, and no such Intellectual Property has been abandoned.

(b) Except pursuant to a Contract or Material Agreement set forth on Section 6.12 to the Disclosure Schedule or as otherwise set forth on Section 6.12(b) of the Disclosure Schedule, all of the Intellectual Property used by the Subsidiaries in the conduct of the Companies Business are owned by the respective Subsidiary, and the respective Subsidiary has the sole and exclusive right to use such Intellectual Property for the life thereof as currently conducted for any purpose, free from (i) any Security Interest and (ii) any requirement of any past, present or future royalty payments, license fees, charges or other payments or conditions or restrictions whatsoever. Other than non-exclusive licenses of content to customers of Game Link in the Ordinary Course of Business, none of the Subsidiaries has licensed or otherwise granted any right to any Person under any Intellectual Property owned or licensed to a Subsidiary or has otherwise agreed not to assert any such Intellectual Property against any Person.

(c) No director, officer, shareholder, employee, consultant, contractor, agent or other representative of Subsidiary, owns or claims any rights in (nor has any of them made application for) any Intellectual Property owned or used by a Subsidiary.

(d) Each Subsidiary has entered into confidentiality and nondisclosure agreements with all of their directors, officers, employees, consultants, contractors and agents and any other Person with access to the Trade Secrets of the Subsidiaries to protect the confidentiality and value of such Trade Secrets, and, to the Knowledge of Sellers, there has not been any breach by any of the foregoing to any such agreement.

(e) The Subsidiaries have not received any actual notice of, nor does any Seller or Subsidiary have Knowledge of any reasonable basis for an allegation of, any infringement or misappropriation by, or conflict with, any third party with respect to any Intellectual Property.

(f) To the Knowledge of Sellers and the Subsidiaries, no Subsidiary has infringed, misappropriated or otherwise violated any material Intellectual Property rights of any third parties, and no Seller or Subsidiary has Knowledge of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the Companies Business as presently operated.

(g) The consummation of the transactions contemplated by this Agreement will not adversely affect the right of the Subsidiaries to continue to use their Intellectual Property.

(h) To the extent that registration of any Intellectual Property of any Subsidiary is required by law, such Intellectual Property has been duly and validly registered or filed, and any fees that are necessary to maintain in force any Intellectual Property have been paid.

6.13 Agreements, Contracts and Commitments.

(a) In this Agreement, “Material Agreement” means any contract (written or oral) which requires or may require the provision by a Subsidiary to any Person of goods or services, or the making of a financial obligation by a Subsidiary, in each case having a price or value in excess of $10,000 and which is non-terminable within 60 days. Section 6.13 of the Disclosure Schedule discloses (and, in the case of an oral contract, also summarizes the material terms of) all Material Agreements relating to the property, assets or operations of the Subsidiaries, or the Companies Business, or entered into in connection with carrying on the Companies Business. Section 6.13 of the Disclosure Schedule also discloses all of the following contracts involving the Subsidiaries (“Contracts”), regardless of whether they are also a Material Agreement:

(i) any continuing contract for the purchase of assets, materials, supplies, equipment or services;

(ii) any employment or consulting contract or any other written or oral contract with any current or former officer, employee or consultant;

(iii) any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee or consultant;

(iv) any trust indenture, mortgage, promissory note, loan agreement, guarantee or other contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(v) any commitment for charitable contributions or gifts (whether or not legally binding);

(vi) any contract for capital expenditures;

(vii) any contract for the sale of any assets, other than in the Ordinary Course of Business;

(viii) any contract pursuant to which any Subsidiary is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(ix) any contract pursuant to which any Subsidiary is a lessee, whether in respect of real or personal property;

(x) any contract (whether the Subsidiary is a beneficiary or obligor thereunder) relating to any non-competition or similar contract, or any confidentiality, secrecy or non-disclosure contract entered into other than in the Ordinary Course of Business;

(xi) any joint venture, profit or revenue sharing agreement, partnership agreement or other business combination;

(xii) any license, franchise, royalty or other agreement which relates in whole or in part to any Subsidiaries’ Intellectual Property rights (except for (a) non-exclusive licenses of a Subsidiary’s Intellectual Property rights to a third party entered into in the Ordinary Course of Business and (b) licenses of commercially available, off-the-shelf Software and so-called “shrink wrap” agreements);

(xiii) any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person;

(xiv) any contract containing clauses that prohibit or restrict a Subsidiary from soliciting any employee or customer of any other Person or otherwise prohibiting or restricting a Subsidiary from engaging in any business;

(xv) any contract entered into by a Subsidiary other than in the Ordinary Course of Business; and

(xvi) each other contract that is otherwise material to the condition (financial or otherwise), results of operations, properties, assets, liabilities, business or prospects of the Subsidiaries.

(b) With respect to the Material Agreements and Contracts set forth in Section 6.13 of the Disclosure Schedules (or required to be set forth in Section 6.13 of the Disclosure Schedules): (i) no Subsidiary, nor, to the Knowledge of the Sellers and the Subsidiaries, any other party thereto, is in default under or in violation of any Material Agreement or Contract; (ii) no event has occurred which (with notice or lapse of time, or both) would constitute such a default or violation by a Subsidiary and, to the Knowledge of the Sellers and the Subsidiaries, there is no such default or violation by the other party to any Material Agreement or Contract; (iii) no Subsidiary has released any of its material rights under any Material Agreement or Contract; and (iv) true and complete copies have been provided to Buyer or its legal counsel.

6.14 Undisclosed Liabilities; Guaranties. No Subsidiary has any Indebtedness or liability, whether known or unknown (including, without limitation, any liability that may arise in the future from past errors, omissions or other events or existing circumstances or any liability which may arise under an alter ego, de facto control, de facto merger, successor, transferee or other similar theory or ground for liability), whether absolute, contingent, accrued or unaccrued or otherwise, except for (a) liabilities set forth in the 2008 Reviewed Interim Financial Statements, and those liabilities, if any, that are not required to be set forth in such balance sheet but are described in Section 6.14 of the Disclosure Schedule, (b) liabilities which have arisen after the date of the Interim Financial Statements and which are incurred in the Ordinary Course of Business, as to both type and dollar amount, and (c) liabilities which have been incurred pursuant to or in connection with the negotiation, execution and performance of this Agreement and the transactions contemplated thereby as reflected on Schedule 6.14. Except as provided in Section 6.14 of the Disclosure Schedule, no Subsidiary is a guarantor or liable for, or otherwise obligated to make whole or indemnify against, any liability or obligation of any other Person.

6.15 Litigation. Section 6.15 of the Disclosure Schedule sets forth each instance in which a Subsidiary (a) currently is subject to any outstanding injunction, judgment, order, decree, ruling or charge or (b) is a party or, to the Knowledge of any Seller or any Subsidiary, is presently threatened to be made a party, to any action, suit or proceeding, or has received notice of any hearing or investigation of, in, or before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator.

6.16 Legal Compliance. Except as disclosed in Section 6.16 of the Disclosure Schedules, each Subsidiary has complied with all laws and regulations applicable to providing Companies Business and all other Legal Requirements. No Subsidiary has received notice of any action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice that has been filed or commenced against it alleging any failure to so comply.

6.17 Tax Matters

(a) Each Subsidiary has filed all Tax Returns that it was required to file (including, without limitation, all Tax Returns for the year ended December 31, 2007), and all such Tax Returns were correct and complete in all respects. All Taxes (whether or not shown on any Tax Return) owed by each Subsidiary that have become due have been paid. No Subsidiary currently is the beneficiary of any extension of time within which to file any Tax Return. No Subsidiary has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(b) Each Subsidiary has withheld and paid all Taxes required by applicable law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There is no dispute or claim concerning any Tax liability of any Subsidiary, or any claim raised by any taxing authority in writing or based upon personal contact with any agent of such authority. Within the past five (5) years, no written claim has ever been made by any taxing authority in a jurisdiction where a Subsidiary has never filed a Tax Return that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax.

(d) Section 6.17(d) of the Disclosure Schedule lists all Federal, state, local, and foreign income Tax Returns filed with respect to the Subsidiaries for taxable periods ended on or after December 31, 2003, and on or before December 31, 2007 (other than estimates, and other than extensions for years commencing prior to January 1, 2007), and indicates those income Tax Returns that either have been audited or currently are the subject of audit by a taxing authority. Sellers and the Subsidiaries have made available to Buyer correct and complete copies of all such Federal income Tax Returns, examination reports, waivers of statutes of limitations and statements of deficiencies assessed against, or agreed to by, the Subsidiaries, relating to the aforementioned Federal income Tax Returns.

(e) Except as set forth in Section 6.17(e) of the Disclosure Schedule, none of the Subsidiaries (i) has ever been a member of an “affiliated group” (within the meaning of Section 1504 of the Code) filing a consolidated Federal income Tax Return, (ii) has no Liability for the Taxes of any Person (other than a Subsidiary) under Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise, and (iii) is not a party to any Tax allocation or sharing agreement.

(f) Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be deemed to be a representation or warranty regarding non-U.S. sales taxes or other similar taxes whether imposed at or before the time of sale.

6.18 Insurance Section 6.18 of the Disclosure Schedule sets forth a true and complete list and brief description (including all applicable premiums and deductibles) of all policies of, and binders evidencing, life, fire, worker’s compensation, product liability, general liability and other forms of insurance issued to any Subsidiary covering any period on or after January 1, 2004, and all pending claims thereunder. Such policies are in full force and effect, no Subsidiary is in default under any of them, all policies are paid in full and no premiums are due prior to November 30, 2008. The limits of liability of all insurance policies of the Subsidiaries have not been exhausted and/or are not impaired. No notice of cancellation or termination or nonrenewal has been received with respect to any such policy. No reservation of rights letter in the defense of claims has been issued by a carrier in connection with a policy set forth in Section 6.18 of the Disclosure Schedule. During the last three years, no Subsidiary has been refused any insurance with respect to its business or its assets, nor has coverage been limited by any insurance carrier to any Subsidiary has applied for insurance or with which any Subsidiary has carried insurance. No event relating to any Subsidiary has occurred that could reasonably be expected to result in a retroactive upward adjustment in premiums, audit adjustment in premiums, experience based liability or loss sharing cost adjustment under any of the insurance policies set forth on Section 6.18 of the Disclosure Schedule . The insurance maintained by the Subsidiaries is sufficient to comply with all applicable Legal Requirements and agreements to which any Subsidiary is a party. To the knowledge of any of the Sellers and the Subsidiaries, no insurance carrier providing insurance to a Subsidiary is in receivership, conservatorship, liquidation or similar proceedings, and no such proceeding with respect to any such carrier is imminent.

6.19 Employees. Section 6.19 of the Disclosure Schedule lists all employees, consultants and independent contractors of each Subsidiary, their dates of hire, whether their status is active or inactive (and if inactive, the reason that they are inactive and their expected return to work date), their work status (full-time, part-time, temporary, casual, etc.), the rate of all regular and special compensation payable to each such person in any and all capacities and any regular or special compensation that will be payable to each such person in any and all capacities as of the Closing Date other than the then current accrual of regular payroll compensation, and term of employment. Neither the Sellers nor any Subsidiary has Knowledge that any employee of a Subsidiary plans to discontinue his or her employment following the transactions contemplated hereunder. No Subsidiary is a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, or claims of unfair labor practice within the past five years.

6.20 Employee Benefits. Section 6.20 of the Disclosure Schedule lists each Employee Pension Benefit Plan and each Employee Welfare Benefit Plan, subject to ERISA, that any Subsidiary maintains or to which any Subsidiary contributes (each a “Plan”).

(a) Each such Plan (and each related trust) complies in form and in operation (including, without limitation, the filing and distribution of all required reports and descriptions), in all material respects with the applicable requirements or ERISA, the Code and other applicable laws.

(b) All contributions (including all employer contributions and employee salary reduction contributions), which are due or accruable with respect to each such Plan which is an Employee Pension Benefit Plan, have been paid or accrued. Each such Plan received a favorable determination letter from the Internal Revenue Service.

(c) The Subsidiaries have delivered to Buyer correct and complete copies of the Plan documents and summary plan descriptions for each such Plan, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report, and all related trust agreements, insurance contracts, and other funding agreements that implement each such Plan.

(d) No Subsidiary maintains, nor has any of them ever maintained, an Employee Pension Benefit Plan subject to Title IV of ERISA.

(e) No such Plan, nor any trust created thereunder nor, to the Knowledge of any Seller or Subsidiary, any trustee or administrator thereof, has engaged in a transaction with such Plan that would subject it or any such trust, or any trustee or administrator thereof, or any party dealing with such Plans or such trust, to a material tax or penalty on prohibited transactions imposed by Section 4975 of the Code, or to a penalty imposed by Title I, Part 5 of ERISA.

(f) No Subsidiary has never contributed to, or been required to contribute to, any Multiemployer Plan, nor does any Subsidiary have any liability under any Multiemployer Plan.

(g) The market value of assets under each such Plan which is an Employee Pension Benefit Plan equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation methods, factors, and assumptions applicable to an Employee Pension Benefit Plan terminating on the date for determination.

6.21 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of any Subsidiary.

6.22 Subsequent Events. Except as set forth in Section 6.22 of the Disclosure Schedule, since September 30, 2008, there has not been any Material Adverse Change in the business, financial condition, operations, results of operations or prospects of the Subsidiaries. Without limiting the generality of the foregoing, since that date:

(a) no Subsidiary has sold, leased, transferred or assigned any of its assets, tangible or intangible, other than for a fair consideration and in the Ordinary Course of Business;

(b) no Subsidiary has entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 or outside the Ordinary Course of Business;

(c) neither any Subsidiary, nor, to the Knowledge of Sellers or any Subsidiary, any other Party, has accelerated, terminated, modified or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $25,000 to which any Subsidiary is a party or by which it is bound;

(d) no Subsidiary has imposed or had imposed any Security Interest upon any of its assets, tangible or intangible;

(e) no Subsidiary has made any capital expenditure (or series of related capital expenditures) either involving more than $25,000 or outside the Ordinary Course of Business;

(f) no Subsidiary has made any capital investment in, any loan to or any acquisition of the securities or assets of, any other Person (or series of related capital investments, Loans, and acquisitions) either involving more than $25,000 or outside the Ordinary Course of Business;

(g) no Subsidiary has issued any note, bond, or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation either involving more than $10,000 singly or $25,000 in the aggregate;

(h) no Subsidiary has delayed or postponed the payment of accounts payable and other liabilities;

(i) no Subsidiary has cancelled, compromised, waived or released any right or claim (or series of related rights and claims) involving more than $10,000;

(j) no Subsidiary has granted any license or sublicense of any rights under or with respect to any of its Intellectual Property;

(k) there has been no change made or authorized in the Organizational Documents of any Subsidiary;

(l) no Subsidiary has issued, sold, or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its capital stock;

(m) no Subsidiary has declared, set aside or paid any dividend, made any distribution with respect to its capital stock (whether in cash or kind), or redeemed, purchased or otherwise acquired any of its capital stock;

(n) no Subsidiary has experienced any material damage, destruction or loss (whether or not covered by insurance) to its property;

(o) no Subsidiary has made any loan to, or entered into any other transaction with, any of its directors, officers and employees, except advances in the Ordinary Course of Business;

(p) no Subsidiary has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of its officers and directors or any of its employees (or taken any such action with respect to any other Employee Benefit Plan), other than, in the case of a Subsidiary’s 401(k) plan, such amendments as are required for the purpose of complying with applicable law;

(q) no Subsidiary has made any charitable contributions, which in the aggregate exceed $10,000;

(r) no Subsidiary has committed to do any of the foregoing; and

(s) the Companies Business has been carried on only in the Ordinary Course of Business.

6.23 Certain Payments. No Subsidiary, nor any director, officer, agent, or employee of a Subsidiary, nor any other Person associated with or acting for or on behalf of a Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, or (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Subsidiaries, or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Subsidiaries.

6.24 S-Corp Election. GreenCine has made timely valid elections necessary for to be taxable as an S corporation for federal and state taxation purposes. GreenCine is and has been continuously an “eligible entity” (as defined in Treasury Regs. §301.7701-3) which timely filed a valid election to be classified as an S corporation and has met and continues to satisfy all other requirements to qualify as an S corporation for Federal and state taxation purposes.

6.25 Clients and Suppliers.

(a) Clients. Section 6.25(a) of the Disclosure Schedule sets forth Clients of each of the Companies accounting for 5% or more of sales of each Company, measured by dollar volume of sales for the fiscal year ended December 31, 2007, and for the nine months ended September 30, 2008 (“Material Clients”) and there has been no termination or cancellation or threatened termination or cancellation or material change of or in the business relationship of the Companies with any such Material Client other than contracts which have terminated in accordance with their terms. No Subsidiary other than the Companies has any Clients. Neither Sellers nor the Companies has received any notice or other advice from any Material Client of any dispute. No rebates, discounts or allowances have been given to Clients of the Companies No Material Client of the Companies has notified either the Companies or any Seller, in writing or otherwise, that any such Material Client intends to discontinue or materially reduce any business with the Companies.

(b) Suppliers. Section 6.25(b) of the Disclosure Schedule sets forth content suppliers of each of the Companies accounting for 5% or more of sales of each Company, measured by dollar volume of sales for the fiscal year ended December 31, 2007, and for the nine months ended September 30, 2008 (the “Material Suppliers”). None of the Subsidiaries, other than the Companies, has any material suppliers. All Material Suppliers continue to be suppliers of the Companies, and none of such Material Suppliers has reduced materially the Companies’ business from the levels achieved during the fiscal year ended December 31, 2007. Since the fiscal year ended December 31, 2007, no Material Supplier has terminated its relationship with the Companies or, to the knowledge of any of the Companies, have threatened to do so. Neither of the Companies is involved in any material claim, dispute or controversy with any Material Supplier. The relationship of the Companies with the Material Suppliers is currently on a good and normal basis, and Seller has not experienced any material unresolved problems with the Material Suppliers since December 31, 2007. To the Sellers or Companies Knowledge, the transactions contemplated hereby will not adversely affect the Companies relations with any of the Material Suppliers.

6.26 Complete Copies and Originals of Materials. Each document that the Sellers and the Subsidiaries have delivered or made available to Buyer is a true and complete copy of the original document.

6.27 Representations Complete. The statements contained in Article 5 and 6 are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 6), except as set forth in the Disclosure Schedules. Neither the Sellers nor the Subsidiaries have knowingly withheld from the Buyer any material facts relating to the assets, properties, liabilities, business operations, financial condition, results of operations or prospects of Subsidiaries. Neither this Agreement (including the exhibits and schedules hereto), nor any other agreement, document, certificate or written statement furnished to the Buyer by or on behalf of any of the Sellers or the Subsidiaries in connection with this Agreement or the transactions contemplated hereunder or thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or therein not misleading. There has been no event, transaction or information that has come to the attention of the Subsidiaries or Sellers that has not been disclosed to Buyer in this Agreement that could reasonably be expected to have a Material Adverse Effect on the assets, business, earnings, prospects, properties or condition (financial or otherwise) of the Subsidiaries or the Companies Business.

6.28 Related Party Transactions. Except as listed on Section 6.28 of the Disclosure Schedules, none of the Subsidiaries, the Sellers, any of their respective Affiliates or Family Affiliates, nor any current or former director, officer or employee of any of the Subsidiaries, (a) has or during the last three fiscal years has had any direct or indirect interest (i) in, or is or during the last three fiscal years was, a director, officer or employee of, any Person that is a supplier, lessor, lessee, debtor, creditor or competitor of any Subsidiary or (ii) in any material property, asset or right that is owned or used by any Subsidiary in the conduct of the Companies Business or (b) is, or during the last three fiscal years has been, a party to any agreement or transaction with any Subsidiary. Except as listed on Section 6.28 of the Disclosure Schedules there is no outstanding Indebtedness of any current or former director, officer, employee or consultant of any Subsidiary or Sellers or any of their respective Affiliates or Family Affiliates to any of the Subsidiaries.

7. CONDITIONS TO OBLIGATIONS OF BUYER AND MERGER SUBS TO CLOSE

The obligations of Buyer and Merger Subs to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Sellers and the Subsidiaries set forth in Articles 5 and 6 shall be true and correct in all material respects (except for representations and warranties having a “materiality” standard which shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of those dates and Buyer shall have received certificates from each of the Sellers and appropriate officers of the Subsidiaries to that effect.

(b) Sellers and the Subsidiaries shall have performed and complied with all covenants, agreements and conditions required to be performed by them on or before the Closing Date and Buyer shall have received certificates from each of the Sellers and appropriate officers of the Subsidiaries to that effect.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) affect adversely the right of Buyer to effect the Mergers or to control the Subsidiaries, or (iv) affect adversely the right of the Subsidiaries to own their assets and to operate the Companies Business; and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

(d) The Parties shall have received all authorizations, consents, and approvals of governments and governmental agencies needed to satisfy the representations and warranties specified in Sections 4.2, 4.3, 5.3 and 6.3 above.

(e) The Sellers shall have procured all other third party consents needed to satisfy the representations and warranties specified in Sections 5.3 and 6.3 above.

(f) Sellers shall have delivered to Buyer certificates dated as of the Closing, signed by the Secretary or other appropriate officer of each Subsidiary, certifying that attached thereto is a true, correct and complete copy of the Organizational Documents of each such Subsidiary as in effect on the Closing Date.

(g) Sellers shall have delivered to Buyer a certificate dated as of a recent date from the Secretary of State of California (and other than in the case of ThinkForward, Delaware) to the effect that each Subsidiary is validly existing and in good standing in its state of organization and in each state where such Subsidiary is qualified to do business.

(h) The Subsidiaries shall have taken all necessary action to authorize the execution and performance of this Agreement and all other documents, agreements and transactions contemplated in this Agreement and shall have delivered to Sellers true copies, certified by a responsible officer, of resolutions or written consents evidencing such action.

(i) Sellers shall have delivered evidence to Buyers of the authority and incumbency of the Persons acting on behalf of the Subsidiaries in connection with the execution of any document delivered pursuant to this Agreement.

(j) Buyer shall have received the unconditional resignation of the present directors and officers of the Subsidiaries and the Managers and Alternate Managers of the Companies and Mama’s, together with a waiver and release of claims by Sellers, such directors and officers and Managers against the Subsidiaries arising on or prior to the Closing Date, in form and substance acceptable to Buyer in Buyer’s sole discretion.

(k) Each of Sellers and Game Link shall have entered into his or her respective Employment Agreement, and the same shall be in full force and effect.

(l) Game Link and 537 Stevenson Street L.L.C. shall have entered into a new lease agreement for the Leased Premises on terms and conditions in form and substance as annexed hereto as Exhibit “C.”

(m) Buyer shall have received from counsel to the Subsidiaries, a legal opinion addressed to the Buyer and Merger Subs and dated the Closing Date in form and substance as annexed hereto as Exhibit “E”.

(n) The Ackrell Letter Agreement shall have been executed and delivered by the parties thereto.

All actions to be taken by Sellers and the Subsidiaries in connection with the consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents reasonably required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Buyer. Buyer may waive any condition specified in this Article 7.

8. CONDITIONS TO OBLIGATIONS OF SELLERS AND SUBSIDIARIES TO CLOSE

The obligations of Sellers and the Subsidiaries to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

(a) The representations and warranties of Buyer and the Merger Subs set forth in Section 4 above shall be true and correct in all material respects (except for representations and warranties having a “materiality” standard which shall be true and correct in all respects) at and as of the date of this Agreement and at and as of the Closing Date as though made on and as of those dates, and Sellers shall have received certificates from appropriate officers of Buyer and Merger Subs to that effect.

(b) Buyer and Merger Subs shall have performed and complied with all of their respective covenants, agreements and conditions required to be performed by them on or before the Closing Date, and Sellers shall have received certificates from appropriate officers of Buyer and Merger Subs to that effect.

(c) No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any Federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement and (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, and no such injunction, judgment, order, decree, ruling, or charge shall be in effect.

(d) The Boards of Directors of Buyer and Merger Subs shall have taken all necessary action to authorize the execution and performance of this Agreement and all other documents, agreements and transactions contemplated in this Agreement and shall have delivered to Sellers true copies, certified by a responsible officer, of resolutions or written consents evidencing such action.

(e) Buyer and Merger Subs shall have delivered evidence to Sellers of the authority and incumbency of the Persons acting on its behalf in connection with the execution of any document delivered pursuant to this Agreement.

(f) Each of Sellers and Game Link shall have entered into his respective Employment Agreement, and the same shall be in full force and effect.

(g) Berth Milton shall have entered into the Voting Agreement with the Sellers Representative and Buyer in form and substance as set forth in Exhibit “F” (the “Voting Agreement”) pursuant to which such shareholder agrees to vote all shares of capital stock of Buyer beneficially owned by him (i) to elect Ilan Bunimovitz to Buyer’s Board of Directors until the earlier to occur of (a) the termination of Ilan Bunimovitz’s employment with Buyer or its Affiliates, and (b) immediately following Buyer’s 2011 annual shareholder meeting, and (ii) approve the issuance of the Merger Consideration Shares which exceed the Limit Amount at Private’s 2009 Annual Meeting of Shareholders.

(h) The Registration Rights Agreement in form and substance as set forth in Exhibit “G” shall have been entered into by the parties thereto and the same shall be in full force and effect.

(i) Slingsby Enterprises Ltd. (“Slingsby”) shall have entered into an agreement with Private in form and substance as set forth in Exhibit “H” (the “Slingsby Loan Agreement”) providing for the payment by Slingsby of outstanding loans to Private in amounts not less than EUR 1 million in cash or Private Shares as of the end of fiscal years ending in 2009, 2010 and 2011.

(j) Game Link and 537 Stevenson Street L.L.C. shall have entered into a new lease agreement for the Leased Premises on terms and conditions in form and substance as annexed hereto as Exhibit “C.”

All actions to be taken by Buyer and Merger Subs in connection with consummation of the transactions contemplated hereby, and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby, will be reasonably satisfactory in form and substance to Sellers. Sellers may waive any condition specified in this Section 8.

9. PRE-CLOSING AND POST-CLOSING COVENANTS

9.1 General.

(a) Each of the Parties shall use reasonable commercial efforts to cause such Party’s representations and warranties to be true on and as of the Closing Date; and to perform such Party’s covenants hereunder; and to cause the conditions to any other’s performance of its obligations hereunder to occur in a timely manner.

(b) In case at any time prior to or after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 10 below). Sellers acknowledge and agree that, from and after the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data relating to the Subsidiaries. Buyer shall have the right, prior to the Closing, to access books, records, documents, employees and clients as may be necessary, in Buyer’s sole discretion, to enable Buyer to conduct its pre-closing due diligence examination of the Subsidiaries. Buyer and the Subsidiaries agree that Sellers shall have the right following the Closing to have reasonable access to such documents, books, records and financial data for the purpose of concluding their involvement in the business of the Subsidiaries prior to the Closing Date, to comply with or enforce their rights and obligations under this Agreement and applicable securities, Tax, employment or other laws and regulations, and to defend themselves in any litigation.

9.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any third party action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving a Subsidiary or the transactions contemplated hereby, each of the other Parties will reasonably cooperate with the contesting or defending Party and his, her or its counsel in the contest or defense, reasonably make available his, her or its personnel, and provide such testimony and access to his, her or its books and records, as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification with respect thereto under Article 10 below).

9.3 Restrictive Covenants. Sellers acknowledge and agree that substantial and valuable assets which belong to the Subsidiaries include the trade names, Confidential Information, relationships with Clients and Suppliers and prospective Clients and Suppliers, and goodwill of the Subsidiaries, and that the relationships which the Subsidiaries have with their employees and Clients and Suppliers are significant business relationships necessary for the Subsidiaries to continue to operate their business. Sellers further acknowledge and agree that, following the Closing, such Sellers will continue to have access to the aforesaid assets and relationships by virtue of continued employment with a Subsidiary following the Closing. Sellers further acknowledge and agree that each of Buyer and the Subsidiaries have a reasonable, necessary and legitimate business interest in protecting the aforesaid assets and relationships and businesses, that the covenants set forth below are reasonable and necessary in order to protect these legitimate business interests, and that the covenants set forth below are a material inducement for Buyer to enter into the transactions contemplated by this Agreement. In addition, Sellers acknowledge and agree that monetary damages will not be an adequate remedy for any material breach of any of their covenants contained in this Section 9.3, and that irreparable injury may result to Buyer and the Subsidiaries or their successors in interest, in the event of any such material breach. (Reference is made to Section 10.6 hereof relating to the rights of Buyer and the Subsidiaries and their successors to equitable relief for breaches of this Section 9.3.) Accordingly, each Seller individually agrees to the following restrictions which are specifically applicable to such Seller, effective as of the Closing Date:

(a) Each Seller will not use, or grant to any Person the right to use at any time, the Trademarks or Domain Names used or held by a Subsidiary, or any similar names, juxtapositions or derivations thereof, without the prior written consent of Buyer.

(b) Each Seller will not, directly or indirectly, use, or willfully disclose to any Person, any Confidential Information of the Subsidiaries or Buyer (provided, in the latter case, such Seller became familiar with such Confidential Information during his or her employment with the Subsidiary), except (A) in the Ordinary Course of Business on behalf of the Subsidiary or Buyer, as the case may be, (B) with the prior written consent of the Subsidiary or Buyer, as the case may be, or (C) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event such Seller shall notify Buyer as promptly as practicable (and, if possible, prior to the making of such disclosure). In addition, such Seller will use reasonable efforts to prevent any such prohibited use or disclosure by any other employee of the Subsidiary.

(c) Each Seller will not, directly or indirectly, solicit the provision of any Companies Business from, or provide, accept any offer to provide, or otherwise induce the termination or non-renewal of any Companies Business to, any Client or Supplier or prospective Client or Supplier of a Subsidiary or Buyer (provided, in the latter case, that such Seller had substantial contact or became familiar with such Client or Supplier or prospective Client or Supplier during his or her employment with the Subsidiary), except in the Ordinary Course of Business on behalf of the Subsidiary or Buyer. The restrictions contained in this subsection (c) shall terminate three (3) years after the Closing Date. For purposes of this subsection (c), a Person’s status as a Client or Supplier or prospective Client or Supplier shall be determined as of the the date of the activity restricted by this subsection (c).

(d) Each Seller hereby agrees to refrain from Carrying on a Business, directly or indirectly, which provides any Companies Business (as conducted as of the Closing Date) within the Restricted Territory. The restrictions contained in this subsection (d) shall terminate co-extensively with the termination periods specified in subsection (c). The term “Carrying on a Business” shall mean to engage in any such business as a sole proprietor, partner, member of a limited liability company, officer, director, employee, stockholder or similar capacity. It is expressly agreed that the foregoing is not intended to restrict or prohibit, and shall not restrict or prohibit, the ownership by such Seller of stock or other securities of a publicly-held corporation in which he or she does not possess beneficial ownership of more than 5% of the voting stock of such corporation or participate in any management or advisory capacity. For purposes of this subsection (d) only, the term “Companies Business” shall not include web-developing and system integrating services for e-Commerce systems outside of the market for adult entertainment products.

(e) Each Seller will not, directly or indirectly, solicit any other employee, consultant or independent contractor of a Subsidiary or Buyer, or otherwise induce any employee, consultant or independent contractor to terminate his or her relationship, or to breach an employment agreement, with Buyer, a Subsidiary or any Affiliate. The restrictions contained in this subsection (e) shall terminate after the later of three years after the Closing Date or three years from the termination of such Seller’s employment with Buyer, a Subsidiary or any Affiliate.

(f) For the avoidance of doubt, each Seller acknowledges that if such Seller engages (directly or indirectly) in any conduct which violates this Section 9.3, such conduct shall constitute a breach of this Agreement regardless of whether such conduct constitutes a violation of his or her Employment Agreement.

9.4 Third Party Consents. The Parties will use reasonable efforts to obtain as promptly as possible after the Closing Date any third party written approval or consent to this Agreement and the transactions contemplated hereunder where such approval or other consent is either (i) required to be obtained at or prior to Closing but waived, or (ii) required to be obtained after Closing.

9.5 Discharge of Certain Obligations. Effective as of the Closing Date Sellers shall have caused the Subsidiaries to have paid or otherwise satisfied in full all transaction costs incurred by the Subsidiaries in connection with the transactions contemplated by this Agreement, including without limitation the fees of any representatives, agents, professional advisors, brokers or other intermediaries, other than up to $75,000 of legal fees payable by Buyer under Section 9.11, or fees to the Subsidiaries’ auditors to the extent that Buyer has failed to make payments required to be made by it under Section 9.9(c) of this Agreement.

9.6 [Intentionally deleted]

9.7 Taxes; Litigation

(a) Sellers shall severally and not jointly indemnify Buyer and the Subsidiaries, and hold each of them harmless, from and against any and all Adverse Consequences (from the first dollar) attributable to Taxes (or the non-payment thereof) of any Subsidiary for all taxable periods, ending on or before the Closing Date; all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the any Subsidiary (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation §1.1502-6 or any analogous or similar state, local, or foreign law or regulation; and any and all Taxes of any other Person imposed on the any Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing Date. Sellers shall reimburse Buyer for any Taxes of any Subsidiary which are the responsibility of Sellers pursuant to this Section 9.7 within fifteen (15) business days after payment of such Taxes by Buyer. Buyer shall have the benefits of Section 10.7 in recouping indemnification under this Section 9.7(a).

(b) Sellers shall cause to be prepared and cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Subsidiaries for all periods ending on or before the Closing Date that are due after the Closing Date. Buyer shall cause to be prepared and cause to be filed, within the time and in the manner provided by law, all Tax Returns of the Subsidiaries for all periods ending after the Closing Date.

(c) The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 9.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, upon the other Party’s request, the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement (other than stamp, stock or similar taxes payable solely by reason of the issuance of the Merger Consideration Shares) shall be paid by Sellers when due, and Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, as required by applicable law.

9.8 Conduct of Business Prior to Closing. Without in any way limiting any other obligation of the Sellers or any Subsidiary hereunder, during the period from the date hereof to the time of Closing, each of Sellers and the Subsidiaries covenant and agree as follows:

(a) Conduct Business in the Ordinary Course. Prior to Closing, each of Sellers and the Subsidiaries shall conduct the Companies Business only in the Ordinary Course of Business and shall not, without Buyer’s prior written consent, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Subsidiaries or Sellers contained herein or have a Material Adverse Effect on the Subsidiaries. If the Subsidiaries or Sellers consider any material change, alteration or modification to the Companies Business that is out of the Ordinary Course of Business, the Subsidiaries and Sellers shall notify Buyer, and such change, alteration or modification shall not be made without consultation with Buyer. If Buyer disagrees with the proposed material change, alteration or modification and the Subsidiary implements such proposal notwithstanding Buyer’s disagreement, this Agreement shall be voidable, at Buyer’s option, by written notice to Sellers given not more than ten (10) days following the date Buyer had actual notice of the implementation of such proposal, such right to be without prejudice to any other rights or remedies available to Buyer. The Sellers shall notify Buyer forthwith of the implementation of any such proposal with which Buyer had disagreed.

(b) Continue Insurance. The Subsidiaries shall continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

(c) Books and Records. Sellers shall cause the Subsidiaries to maintain and the Subsidiaries shall maintain the books and records and all other documents, files, and other data, financial or otherwise relating to the Subsidiaries or their business;

(d) Disposition of Assets. The Subsidiaries shall not dispose of any of the assets of the business, except in the Ordinary Course of Business;

(e) Employee Compensation. The Subsidiaries shall not increase the level of compensation of Sellers or any employee and shall not grant any increased bonuses, benefits or other forms of direct or indirect compensation to any Seller or employee;

(f) Borrowing. The Subsidiaries shall not borrow any funds, under existing credit lines or otherwise;

(g) Contracts. The Subsidiaries shall not enter into any contractual arrangements for the business which would be Material Agreements or Contracts, other than in the Ordinary Course of Business;

(h) Preserve Goodwill. The Subsidiaries shall use their best efforts to carry on the business as currently conducted, and Sellers shall each use their respective best efforts to promote and preserve for Buyer the goodwill of suppliers, clients and others having business relations with the Subsidiaries;

(i) Discharge Liabilities. Except as otherwise provided in this Agreement, the Subsidiaries shall pay and discharge their respective liabilities in the Ordinary Course of Business, except those contested in good faith;

(j) No Change to Organic Documents. No Subsidiary shall adopt any amendment to its Articles of Incorporation, Bylaws, operating agreement or other organizational documents;

(k) Change in Ownership Structure. The Subsidiaries shall not issue, reissue, sell, deliver, transfer, repurchase, redeem, acquire or pledge or authorize or propose the issuance, reissuance, sale, delivery, Transfer, repurchase, redemption, acquisition or pledge of shares or other voting or equity interest or any securities convertible into stock or other equity or voting interests, or any rights, warrants or options to acquire any voting or equity interest;

(l) Tax Matters. The Subsidiaries will not change (i) any of the accounting or Tax principles, practices or methods used by any of them, except as required by changes in applicable Tax laws, nor will the Subsidiaries settle or compromise any Tax liability or agree to any adjustment of any Tax, or make or change any material election with respect to Taxes;

(m) Accounts Payable. Except as otherwise provided in this Agreement, no Subsidiary will change past practice with respect to the payment of accounts payable or the collection of accounts receivable; and

(n) Intellectual Property Matters. No Subsidiary will dispose of, permit to lapse, waive, release, or assign any rights or settle any claims with respect to, any material Intellectual Property rights of the Subsidiaries.

9.9 Audits; Audit Fees.

(a) Buyer agrees to pay directly to the auditors or reimburse to the Subsidiaries prior to Closing (at the Companies’ election) 50% of the fees and expenses of Odenberg Ullakko Muranishi & Co. LLP incurred in connection with the review and audit of the 2007 Audited Financial Statements and the 2008 Reviewed Interim Financial Statements, not to exceed $40,000.

(b) Subsequent to the Closing Buyer intends to complete an audit of the Subsidiaries for the 2008 fiscal year, and for the period from the end of the 2008 fiscal year through the Closing Date. Sellers agree to use commercially reasonable efforts to cooperate with Buyer and its independent accountants in connection with such audit.

9.10 No Solicitation. Given the substantial amount of management time and attention that has been and will be devoted by Buyer to the consideration of the proposed transactions contemplated by this Agreement, as well as the professional fees and other resources expended to date and to be expended, until the earlier of (a) the termination of this Agreement, and (b) the Closing, the Sellers and the Subsidiaries, will deal exclusively with Buyer with respect to any transaction described in clauses (a) or (b) below, and neither the Sellers of the Subsidiaries shall, nor shall they authorize or permit any officer, manager, director, employee, investment banker, attorney, accountant or other representative of any of them, directly or indirectly, take any action to knowingly solicit, encourage or facilitate any action that might lead to, or accept any offers, initiate or participate in negotiations or discussions with, or provide any non-public information to, or enter into any letter of intent, preliminary agreement or definitive agreement with any person with respect to (a) any possible merger, acquisition, reorganization, sale of all or substantially all of the assets and properties of any of the Subsidiaries, purchase or sale of membership interests or capital stock (or rights to acquire membership interests or capital stock) or change in control of, or any similar transaction or transactions involving, directly or indirectly, any of the Subsidiaries, or (b) any joint venture or partnership or other similar transaction or transactions outside the ordinary course of business.

9.11 Certain Expenses and Obligations of Sellers. One-half of the legal fees incurred by Sellers and the Subsidiaries to a single law firm designated by the Companies in connection with the transactions contemplated by this Agreement, which half shall not exceed $75,000, and which remain unpaid immediately prior to the Closing, shall be paid at Closing out of the Companies’ then existing cash or by Buyer.

9.12 [Intentionally Deleted]

9.13 Documentation of Procedures and Trade Secrets. Upon the request of Buyer, Subsidiaries will document and describe Trade Secrets, processes and business procedures specified by Buyer, in form and substance reasonably satisfactory to Buyer.

9.14 Compliance with Nasdaq Market Place Rule 4350(i). Nasdaq Rule 4350(i)(1)(C) requires that Private will not, without prior shareholder approval, issue shares of its Common Stock in excess of 20% of the outstanding Private Shares in connection with the Transaction, calculated in accordance with Nasdaq Rules (the “Limit Amount”), and that shareholder approval has not yet been obtained or will be obtained prior to the Closing Date. Accordingly, in no event will Private be required to issue Private Shares to Sellers in excess of the Limit Amount unless and until Private has received shareholder approval as required by Nasdaq rules. Private agrees that following the Closing Date it will use commercially reasonable efforts to obtain shareholder approval at its 2009 Annual Meeting of Shareholders in compliance with applicable law, but in no event no later than the time the Limit Amount would be exceeded but for the restrictions under this Section 9.14. The inability of Private to obtain the requisite shareholder approval to issue and deliver the Earnout Shares as and when due under this Agreement by reason of the operation of the Limit Amount, shall be deemed to be a breach of this Agreement, provided however, that in no event shall any Seller be entitled to specifically enforce this provision as against Private, a Seller’s sole remedy being for monetary damages.

9.15 Indemnification of Directors and Officers.

(a) From and after the Closing, Buyer will cause Merger Subs to, fulfill and honor in all respects the obligations of the Members and the Companies pursuant to any indemnification provision under the Organizational Documents of such Members and Companies in each case on the date of this Agreement (the Persons to be indemnified pursuant to the provisions referred to in this Section 9.15 shall be referred to as, collectively, the “Company Indemnified Parties”), and if any statute is amended to provide for benefits that are more favorable to the Company Indemnified Parties, then each Company Indemnified Party shall be entitled to the benefits of such amendment. The Organizational Documents of the Merger Subs shall contain the provisions with respect to indemnification, reimbursement, contribution, hold harmless and exculpation from liability set forth in the Organizational Documents of the Members on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years after the Closing in any manner that would adversely affect the rights thereunder of any Company Indemnified Party (and if any statute is amended to provide for benefits that are more favorable to the Company Indemnified Parties, then each Company Indemnified Party shall be entitled to the benefits of such amendment). From and after the Closing, Merger Subs shall be jointly and severally obligated to pay the reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Company Indemnified Parties in enforcing the rights provided in this Section 9.15 and shall make any advances of such expenses to the Company Indemnified Parties that would be available under the Organizational Documents or other agreements of the Members and the Companies (in each case as in effect as of the date of this Agreement) with regard to the advancement of expenses.

(b) Each of Buyer and the Company Indemnified Parties shall cooperate, and cause their respective affiliates to cooperate, in the defense of any action and shall provide access to properties and individuals as reasonably requested and furnish or cause to be furnished records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith. If Buyer and/or the Merger Subs merges into, consolidates with or transfers all or substantially all of its assets to another Person or liquidates, dissolves or winds up its operations, then and in each such case, Buyer and/or the Merger Subs, as the case may be, shall make proper provision so that the surviving or resulting entity or the transferee in such transaction assumes the obligations of the Buyer and/or the Merger Subs under this Section 9.15. The obligations of Buyer and Merger Subs under this Section 9.15 shall not be terminated or modified in such a manner as to adversely affect any Company Indemnified Party to whom this Section 9.15 applies without the written consent of each affected Company Indemnified Party. The provisions of this Section 9.15 shall be in addition to any other rights available to the Company Indemnified Parties, shall survive the Closing, and are expressly intended for the benefit of the Company Indemnified Parties.

(c) Notwithstanding the other provisions of this Section 9.15, the provisions of this Section 9.15 shall not apply in respect of a claim involving a breach by any Seller or Subsidiary of any representation, warranty or covenant contained in this Agreement.

9.16 Adoption of New Bonus Payment Plan.

(a) Mama’s currently maintains a Phantom Stock Unit Plan (the “PSP”), effective as of January 1, 2004, which is intended to allow its employees to share in the success of Mama’s and the Companies on the terms set forth in the PSP. Under the terms of the PSP no rights to payment have accrued or are due and payable to any of the PSP participants, either as a result of the transactions contemplated by this Agreement or otherwise. However, the Parties wish to provide for the adoption of a new plan following the Effective Times of the Mergers to reward eligible employees for their participation in the success of Mama’s and the Companies Accordingly, no later than 60 days from the date of this Agreement Buyer shall adopt or cause Mama’s to adopt a new plan (the “New Plan”), containing the terms and conditions set forth in this Section 9.16 and Exhibit “I”, and such other terms and conditions as Buyer shall reasonably determine which are not inconsistent with this Section 9.16 and Exhibit “I” (the “New Plan Schedule”).

(b) Eligibility – Only employees of Mama’s and its subsidiaries identified in the New Plan Schedule who agree to release their interests in the PSP shall be eligible to participate in the New Plan.

(c) Payments – Payments shall be made by Mama’s from an aggregate bonus pool of $343,451. Payments under the New Plan will be payable following the Effective Times at the times and in the amounts set forth in the New Plan Schedule.

(d) Condition of Payments – Payments to each participant in the New Plan participants (each a “New Plan Participant”) will be conditioned upon the continued employment of the New Plan Participant at the time the payment is scheduled to be made, as provided in the New Plan Schedule.

(e) Reallocation of Payments – If and to the extent that any New Plan Participant is not entitled to receive a future payment under the New Plan solely by reason of his or her failure to be employed by Mama’s or the Companies on the applicable payment date, then the aggregate amount of such payment and each future payment which such New Plan Participant would have been entitled to receive under the New Plan had his or her employment continued through the scheduled payment date of such future payment shall be allocated and paid to Bunimovitz, Sullivan and Woo (the “Executives”), when and as such payment would have been payable to such former New Plan Participant, such allocation to be made, in the proportion set forth in the New Plan Schedule.

10. INDEMNIFICATION

10.1 Survival

(a) The representations and warranties of Buyer and Merger Subs contained in Article 4 and those of Sellers contained in Articles 5 and 6 (except for Sections 5.1, 5.2, 5.5, 6.1, 6.2, 6.4, 6.15, 6.17 and 6.20 hereof) shall survive the Closing and continue in full force and effect for eighteen (18) months thereafter. The representations and warranties of Sellers contained in Sections 5.1, 5.2, 5.5, 6.1, 6.2, 6.4, 6.15, 6.17 and 6.20 hereof shall survive the Closing and continue in full force and effect subject to any applicable statutes of limitations.

(b) The covenants of Buyer and Sellers contained herein shall survive the Closing and continue in full force and effect, subject to any limitation specifically made applicable to any such covenant under the provisions of Article 9 hereof, provided further that the covenants of Sellers in Section 9.7 shall survive until 60 days following the expiration of all applicable statutes of limitation.

10.2 Breaches by the Sellers

(a) In the event that (i) any of Sellers breaches any of such Seller’s representations, warranties or covenants contained herein (regardless of whether such breach involves a Third Party Claim), (ii) such breach has occurred within the applicable survival period pursuant to Section 10.1 hereof, and (iii) Buyer makes a written claim for indemnification against such breaching Seller in the event of a breach by such Seller of any of such Seller’s representations and warranties contained in Articles 5 or 6 or any of such Seller’s covenants contained herein in the manner set forth in Section 14.7 hereof within such survival period (an “Indemnification Event”), then subject to the other terms and conditions contained in this Article 10, the breaching Party agrees to indemnify Buyer from and against the entirety of any such Adverse Consequences that Buyer suffers through and after the date of the claim for indemnification (including any Adverse Consequences that Buyer suffers after the end of any applicable survival period) resulting from, arising out of or otherwise related to such breach. Notwithstanding the foregoing, in the event of a breach by Sellers of any of the representations and warranties contained in Articles 5 and 6 (other than Sections 5.1, 5.2, 5.5, 6.1, 6.2, 6.3, 6.4, 6.15, 6.17 and 6.20), Sellers shall not have any obligation to indemnify Buyer until Buyer shall have suffered Adverse Consequences resulting from, arising out of or otherwise relating to all breaches of this Agreement by the Sellers (including breaches of Sections 5.1, 5.2, 5.5, 6.1, 6.2, 6.4, 6.15, 6.17 and 6.20) in excess of the Indemnification Threshold, above which such Sellers shall be obligated to indemnify Buyer for such Adverse Consequences (in excess of the Indemnification Threshold). The Parties intend that the Indemnification Threshold shall not apply in the event of a breach by any Seller of a representation or warranty contained in Sections 5.1, 5.2, 5.5, 6.1, 6.2, 6.4, 6.15, 6.17 and 6.20, or any covenant contained herein, or any breach involving fraud by any Seller, and accordingly the breaching Seller shall be obligated to indemnify Buyer for all Adverse Consequences resulting from, arising out of or otherwise relating to any such breach. For purposes of this Section 10.2, “Buyer” shall include Buyer, Merger Subs, their Affiliates, officers, directors, employees, agents and attorneys and, after Closing shall also include each Subsidiary and its Affiliates, officers, directors, employees, agents and attorneys.

(b) The provisions of Sections 9.7(a) and 9.7(b), and not Section 10.2(a), shall be applicable to the matters described in Sections 9.7(a) and 9.7(b).

(c) Notwithstanding anything to the contrary in this Agreement, the obligations of each Seller under this Agreement are several and not joint.

(d) Notwithstanding anything to the contrary in this Agreement, the aggregate monetary liability (after taking into account the Indemnification Threshold, if applicable) of any particular Seller under this Agreement shall in no event exceed Seventy-Five Percent (75%) of the Merger Consideration Shares paid (or to be paid) to such Seller (or One Hundred Percent (100%) in the case of fraud by such Seller); it being intended that, if and to the extent that such Seller’s aggregate liability exceeds the portion of the Merger Consideration Shares previously paid to such Seller, any amount thereafter payable to such Seller shall be taken into account in determining such limitation.

(e) Buyer shall use its commercially reasonable efforts to mitigate any Adverse Consequences which would otherwise give rise to indemnification obligations under this Agreement.

(f) Buyer shall use its commercially reasonable efforts to pursue applicable insurance policies (which efforts shall not require the initiation of litigation), and in the event the Buyer receives any recovery in excess of unreimbursed Adverse Consequences, the amount of such recovery shall be applied first, to any obligations of Sellers to Buyers then outstanding, second, as a refund of any payments made by the Sellers in respect of indemnification claims pursuant to this Article 10 which would not have been so paid had such recovery been obtained prior to such payment (subject to any restrictions on the disposition of such funds under this Agreement), and third, any excess to the Buyer. If Buyer fails to pursue recoveries under any “occurrence” based insurance policies or other collateral sources, then the Sellers Representative, subject to payment in full by Sellers of the applicable indemnified claim, shall have the right of subrogation to pursue such insurance policies and may take any reasonable actions necessary to pursue such rights of subrogation in its name or the name of the party from whom subrogation is obtained. Buyer shall reasonably cooperate, and cause its representatives (including the surviving corporations) to reasonably cooperate, with the Sellers Representative to pursue any such subrogation claim.

10.3 Breaches by Buyer. In the event that (i) Buyer breaches any of its representations, warranties and covenants contained herein (regardless of whether such breach involves a Third Party Claim) (ii) such breach has occurred within the applicable survival period pursuant to Section 10.1 hereof, and (iii) Sellers make a written claim for indemnification against the breaching party in the manner set forth in Section 14.7 hereof within such survival period, then Buyer agrees to indemnify Sellers from and against the entirety of any Adverse Consequences that such Parties may suffer through and after the date of the claim for indemnification (including any Adverse Consequences that such Parties may suffer after the end of, any applicable survival period) resulting from, arising out of, or otherwise relating to the breach. Notwithstanding anything to the contrary in this Agreement, the aggregate liability (after taking into account the Indemnification Threshold, if applicable) of Buyer to Sellers under this Agreement shall in no event exceed the amount of the Merger Consideration paid or to be paid to the Sellers, with the Merger Consideration Shares valued for this purpose at the Private Per Share Issue Price.

10.4 Matters Involving Third Parties

(a) If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 10, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) Any Indemnifying Party will have the right to assume and control (at its sole cost and expense) the defense of the Third Party Claim (unless the Third Party Claim involves Taxes) with counsel of its choice reasonably satisfactory to the Indemnified Party, so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party elects to assume such defense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, and (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedental custom or practice materially adverse to the continuing business interests of the Indemnified Party; provided, however, that the Indemnifying Party must conduct the defense of the Third Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and provided further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim.

(c) The Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably); provided however, that if the Indemnified Party notifies the Indemnifying Party in writing of the material terms of, and requesting the Indemnifying Party to consent to, such judgment or settlement and the Indemnifying Party does not respond in writing thereto within 15 days after receipt of such notice and request, the Indemnifying Party shall be deemed to have consented to the entry of such judgment or settlement. The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld); provided however, that if the Indemnified Party notifies the Indemnifying Party in writing of the material terms of, and requesting the Indemnifying Party to consent to, such judgment or settlement and the Indemnifying Party does not respond in writing thereto within 15 days after receipt of such notice and request, the Indemnifying Party shall be deemed to have consented to the entry of such judgment or settlement.

(d) In the event none of the Indemnifying Parties assumes and conducts the defense of a Third Party Claim not involving Taxes in accordance with subsection (b) above, or in the event of a Third Party Claim involving Taxes, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably and in good faith may deem appropriate after consultation with, and (subject to the provisos contained in Section 10.4(c) above) the consent of, the Indemnifying Party in connection therewith (which consent shall not be unreasonably withheld), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), (iii) the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of such Third Party Claim, and (iv) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, or otherwise relating to the Third Party Claim to the fullest extent provided in this Section 10.

10.5 Characterization of Adverse Consequences. All indemnification payments under this Article 10 by or on behalf of Sellers shall be deemed adjustments to the Merger Share Consideration.

10.6 Other Remedies and Provisions. The Parties specifically acknowledge and agree that monetary damages will not be an adequate remedy for a breach of any of the restrictive covenants contained in Section 9.3 hereof, and that irreparable injury will result to Buyer or the Subsidiaries or their successors in interest in the event of any such breach. Accordingly, Sellers agree that Buyer, the Subsidiaries, and their successors in interest shall be entitled to equitable relief in any court of competent jurisdiction, including, without limitation, a temporary or permanent injunction, restraining and enjoining Sellers, or any Person with which any of them is associated or by which any of them is employed, from further violations of such provisions, without the need to post any security or bond, and in addition to whatever other remedies at Law or in equity or otherwise Buyer may have.

10.7 Recoupment From Merger Consideration Shares. (a) The Parties agree that any indemnification to which Buyer is entitled under this Agreement or any Net Worth Merger Consideration Adjustment shall be satisfied as a setoff against the Merger Consideration Shares. Further, if an Indemnification Event (in excess of the Indemnification Threshold), a claim under Section 9.7 or a Net Worth Merger Consideration Adjustment Event is pending at a time when Buyer is required to deliver any of the Merger Consideration Shares to Sellers, then Buyer shall have the right, upon notice to the Sellers’ Representative, to withhold Merger Consideration Shares from delivery to Sellers, including Private Closing Shares which Sellers are required to deliver to Buyer during the Restriction Period (“Holdback”), equal to (i) in the case of an Indemnification Event (in excess of the Indemnification Threshold) or a claim under Section 9.7, the total amount for which Sellers may become liable as a result thereof, until final determination of the pending claims, and (ii) in the case of a Net Worth Merger Consideration Adjustment Event, the total amount for which Sellers may become liable as a result thereof to the extent payable from the Private Initial Deferred Shares, Private Closing Shares or Earnout Shares, as the case may be, in accordance with Section 2.8(b)(iii).

(b) Further, if one or more Indemnification Events (in excess of the Indemnification Threshold) or claims under Section 9.7 are pending during the Restriction Period and Buyer in good faith determines that the Private Initial Deferred Shares are insufficient in amount to cover the amount of claims for which Sellers may become liable, then upon notice to the Sellers, Sellers shall deliver to Buyer, as a Holdback, such number of Private Closing Shares as Buyer in good faith determines are sufficient to cover the amount for which Sellers may become liable until final determination of the pending claims. In addition, if a Net Worth Merger Consideration Adjustment Event is pending during the Restriction Period, then upon notice to the Sellers, Sellers shall deliver to Buyer, as a Holdback, such number of Private Closing Shares sufficient to cover the amount for which Sellers may become liable as a setoff from the Private Closing Shares until final determination of the pending claims.

(c) The amount of Merger Consideration Shares held back by Buyer shall be determined in good faith by Buyer, not to exceed the good faith dollar estimate of any Adverse Consequences Buyer may incur as a result of the breach underlying such claim. Merger Consideration Shares shall be held back (and applied to the setoff, if any) in the following order: first, from the Private Initial Deferred Shares, second, from the Private Closing Shares, and then from the Earnout Shares.

(d) For purposes of determining the number of the Merger Consideration Shares which Buyer may setoff against in satisfaction of Indemnification Events or claims under Section 9.7 which are finally determined, the Merger Consideration Shares shall be valued at the average closing price of Private Shares on the Trading Market over the ten (10) trading day period ending two (2) trading days prior to the date of the final determination of such claim in accordance with this Section 10. The number of the Merger Consideration Shares which Buyer may setoff against in satisfaction of a Net Worth Merger Consideration Adjustment shall be determined in accordance with Section 2.8.

(e) As and when there is a final determination of pending claims or a Net Worth Merger Consideration Adjustment Event, and application of any setoff, any remaining Merger Consideration Shares shall be promptly released from the Holdback.

(f) Other than in the case of fraud, the setoff and/or Holdback of the Merger Consideration Shares pursuant to this Section 10.7 shall be the sole and exclusive legal remedy (i.e. other than equitable remedies) of Buyer for the breach of any and all representations and warranties of the Sellers contained in this Agreement.

11. DISPUTE RESOLUTION

11.1 General. Except as provided in Sections 10.6, any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in Los Angeles County, California, before a single arbitrator. The arbitration shall be administered by JAMS pursuant to its applicable Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. The arbitrator shall award to the prevailing party, as determined by the arbitrator, all of its costs and fees, including the costs of the arbitration, the fees of the arbitrator, and the reasonable attorneys’ fees of the prevailing party.

12. USA PATRIOT ACT

Buyer and Sellers are not and shall not be and, after making due inquiry, no Person who owns a controlling interest in or otherwise controls Buyer or Sellers is or shall be, (i) listed on the Specially Designated Nationals and Blocked Persons List (the “SDN List”) maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or on any other similar list

(“Other Lists” and, collectively with the SDN List, the “Lists”) maintained by the OFAC pursuant to any authorizing statute, Executive Order or regulation (collectively, “OFAC Laws and Regulations”); or (ii) a Person (a “Designated Person”) either (A) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (B) designated under Sections 1(a), 1(b), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders (collectively, the “Executive Orders”). The OFAC Laws and Regulations and the Executive Orders are collectively referred to in this Agreement as the “Anti-Terrorism Laws”. Buyer and Sellers also shall require, and shall take reasonable measures to ensure compliance with the requirement, that no Person who owns any other direct interest in Buyer or Sellers is or shall be listed on any of the Lists or is or shall be a Designated Person. This Section shall not apply to any Person to the extent that such Person’s interest in Buyer or Sellers is through a U.S. Publicly-Traded Entity. As used in this Agreement, “U.S. Publicly-Traded Entity” means a Person (other than an individual) whose securities are listed on a national securities exchange, or quoted on an automated quotation system, in the United States, or a wholly-owned subsidiary of such a Person.

13. TERMINATION; EFFECT OF CLOSING

13.1 Termination. The Parties may terminate this Agreement prior to Closing as provided below:

(a) By Mutual Agreement. The Parties may terminate this Agreement at any time prior to Closing by mutual written agreement.

(b) By Buyer. Buyer may (but shall not be obligated to) terminate this Agreement at any time prior to Closing, upon written notice to Sellers, if (i) Sellers or any Subsidiary has breached any representation, warranty or covenant contained in this Agreement; or (ii) the Closing shall not have occurred on or before January 21, 2009, by reason of the failure of any condition to a Party’s obligation to close, unless such failure results from Buyer’s breach of any of its representations, warranties or covenants contained herein.

(c) By Sellers. Sellers may (but shall not be obligated to) terminate this Agreement at any time prior to Closing, upon written notice by Mama’s to Buyer, if (i) Buyer has breached any representation, warranty or covenant contained in this Agreement; or (ii) the Closing shall not have occurred on or before January 21, 2009, by reason of the failure of any condition to a Party’s obligation to close, unless such failure results from Sellers’ or the Subsidiaries breach of any of their representations, warranties or covenants contained herein.

(d) Effect of Termination. Termination pursuant to paragraph (a) shall terminate all obligations of the Parties under this Agreement, except for the obligations contained in Article 11, Section 14.1, Section 14.8, and Section 14.11. Termination by Buyer pursuant to paragraph (b) shall terminate Buyer’s obligations to Sellers and the Subsidiaries under this Agreement, but the Parties shall remain subject to the provisions of Article 11, Section 14.1, Section 14.8, and Section 14.11. Termination by Sellers pursuant to paragraph (c) shall terminate Seller’s and the Subsidiaries obligations to Buyer under this Agreement, but the Parties shall remain subject to the provisions of Article 11, Section 14.1, Section 14.8, and Section 14.11. Termination of this Agreement pursuant to this Section 13.1 shall not terminate the obligations of the Parties pursuant to the Confidentiality Agreement or release a Party from liability for any breach of this Agreement.

13.2 Effect of Closing. No breach of any Seller or Subsidiary of any representation, warranty or covenant or the failure of any condition reasonably controllable by Sellers or a Subsidiary shall be deemed excused by reason of Buyer proceeding to Closing, and Sellers shall be entitled to all remedies contemplated by this Agreement notwithstanding any prior due diligence, investigation or Knowledge. Buyer’s Closing shall not be deemed a waiver of any covenant, condition, representation, or warranty contained herein.

14. GENERAL PROVISIONS

14.1 Press Releases and Public Announcements. Buyer shall obtain the written consent of Sellers, and Sellers and the Subsidiaries shall obtain the written consent of Buyer, prior to issuing, or permitting any of their representatives to issue, any press release or make any other public disclosure or announcement concerning the transactions contemplated hereby or the terms and conditions hereof or thereof; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or Nasdaq rules and regulations (in which case the disclosing Party will use its best efforts to advise and consult with the other Parties prior to making the disclosure). For purposes of this Section 14.1, the written consent of Mama’s shall be deemed to be consent on behalf of the Subsidiaries and the Sellers.

14.2 No Third-Party Beneficiaries. Other than the provisions of Section 9.15, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

14.3 Entire Agreement. This Agreement (including the documents referred to herein) and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

14.4 Succession and Assignment. This Agreement and all agreements contemplated hereunder shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, or any of its rights, interests or obligations under any document delivered pursuant to this Agreement (except as may be specifically provided for in any such document), without the prior written approval of the other Parties, except that the consent of no other Party shall be required for Buyer to (i) assign its rights, interests and obligations pursuant to this Agreement, and any documents delivered pursuant to this Agreement, to any Affiliate or (ii) consummate the merger, sale or liquidation of all or substantially all of its stock or assets, it being understood that, in the event that a third party entity is the surviving entity of any such merger, sale or liquidation, such surviving entity shall assume the obligations and liabilities of Buyer, as the case may be, under the terms of this Agreement and all related documentation executed in connection herewith; provided that no such assignment pursuant to subsection (i) or (ii) shall diminish the obligations of Private under this Agreement.

14.5 Counterparts; Facsimile Signatures. This Agreement may be executed in two or more counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile copy shall have the same legal effect as the original.

14.6 Headings. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

14.7 Notices. All written notices, demands and requests of any kind which either Party may be required or may desire to serve upon the other Party hereto in connection with this Agreement shall be delivered only by courier or other means of personal service which provides written verification of receipt or by registered or certified mail return receipt requested, or by facsimile; provided that the facsimile is promptly followed by delivery of a hard copy of such notice which provides written verification or receipt (each, a “Notice”). Any such Notice delivered by registered or certified mail shall be deposited in the United States mail with postage thereon fully prepaid, or if by courier then deposited prepaid with the courier. All Notices shall be addressed to the Parties to be served as follows:

If to Sellers or the Subsidiaries:

Game Link, LLC

537 Stevenson Street

San Francisco, CA 94103

Attention: Ilan Bunimovitz

If to Sellers Representative:

Ilan Bunimovitz

537 Stevenson Street

San Francisco, CA 94103

If to Buyer:

Private Media Group, Inc.

Calle de la Marina 14-16

Floor 18, Suite D

08005 Barcelona, Spain

Attention: Chief Financial Officer

With a copy to:

Samuel S. Guzik, Esq.

Guzik & Associates

1875 Century Park East, Suite 700

Los Angeles, California 90067

Facsimile: 310.914.8606

Service of any such notice or demand so made shall be deemed complete on the day of actual delivery thereof as shown by the addressee’s registry or certification receipt or other evidence of receipt, or refusal of delivery. Any Party hereto may from time to time by notice in writing served upon the others as aforesaid designate a different mailing address or a different or additional person to which all such notices or demands thereafter are to be addressed.

14.8 Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Subject to the provisions of Article 11, with respect to binding arbitration, any suit or other proceedings brought hereon shall be brought in the federal or state court sitting in the County of Los Angeles, California, the Parties hereto hereby waiving any claim or defense that such forum is not convenient or proper. Each Party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law. The prevailing Party in such suit or proceeding shall be entitled to all of its costs and fees, including reasonable attorneys’ fees.

14.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any such prior or subsequent occurrence.

14.10 Severability. The provisions of this Agreement are intended to be interpreted in a manner which makes them valid, legal, and enforceable. In the event any provision of this Agreement is found to be partially or wholly invalid, illegal or unenforceable, such provision shall be modified or restricted to the extent and in the manner necessary to render it valid, legal, and enforceable. It is expressly understood and agreed between the Parties that such modification or restriction may be accomplished by mutual accord between the Parties or, alternatively, by disposition of an arbitrator or a court of law. If such provision cannot under any circumstances be so modified or restricted, it shall be excised from this Agreement without affecting the validity, legality or enforceability of any of the remaining provisions.

14.11 Expenses. Except as otherwise expressly provided herein, each of the Parties will bear his or her or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

14.12 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

14.13 Sellers Representative.

(a) Each Seller hereby irrevocably designates and appoints Ilan Bunimovitz (the “Sellers Representative”) to represent and act for him for all purposes in his capacity as a Seller under this Agreement, subject only to the terms and conditions hereof and thereof. Sellers Representative hereby accepts such designation and appointment and agrees to represent and act for the Sellers under this Agreement in accordance with the terms and conditions set forth herein and therein.

(b) In discharging its duties and responsibilities hereunder Sellers Representative shall have all rights and powers necessary and incident to the proper discharge thereof, and any decision or act of the Sellers Representative shall be conclusive and absolutely binding upon each and all of the Sellers.

(c) The Sellers hereby authorize Sellers Representative, at its sole discretion, to employ attorneys, accountants and others to assist it in the performance of its duties and responsibilities under this Agreement.

(d) The Sellers hereby authorize the Sellers Representative to (i) interpret and construe the provisions of this Agreement and (ii) determine, resolve, settle or contest any request, action, suit, proceeding or arbitration that may arise under this Agreement in any manner the Sellers Representative deems appropriate under the circumstances, including claims for indemnification or otherwise made by Buyer. Any settlement by the Sellers Representative of a request, action, suit, proceeding or arbitration or any final order or judgment or award of a court or tribunal of competent jurisdiction resulting from an action, suit, proceeding or arbitration by Buyer against the Sellers Representative shall be binding upon and enforceable against each of the Sellers.

(e) Upon the death, disability or resignation of the Sellers Representative, a successor Sellers Representative shall be appointed by the Sellers. If, for any reason, a successor Sellers Representative is not appointed within 15 days of the occurrence of the vacancy, the successor Sellers Representative shall be Andrew Sullivan. A successor Sellers Representative shall become such upon notice of appointment delivered to Buyer.

(f) Notwithstanding any provision of this Section 14.13 which defines or limits the authority of the Sellers Representative, the decisions, acts and instructions of the Sellers Representative or the contesting of any actions shall be final, binding and conclusive upon each of the Sellers; and the Buyer may rely upon any such decision, act or instruction of the Sellers Representative as being the decision, act or instruction of each and all of the Sellers without the necessity of investigating or determining whether or not such Sellers Representative has acted within the scope of the powers given to it under this Agreement. Notices or communications to or from the Sellers Representative shall constitute notice to or from each and all of the Sellers Representative.

(g) Sellers shall severally, and not jointly, indemnify the Sellers Representative and hold the Sellers Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct on the part of the Sellers Representative and arising out of or in connection with the acceptance or administration of the Sellers Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Sellers Representative. By virtue of their approval of this Agreement, Sellers hereby agree to pay (i) the reasonable fees of the Sellers Representative relating to his services performed in such capacity, and (ii) all reasonable costs and expenses, including those of any legal counsel or other professional retained by the Sellers Representative, in connection with the acceptance and administration of the Sellers Representative duties hereunder. The Sellers Representative shall have no duties or responsibilities except those expressly set forth herein and in the other agreements delivered pursuant to this Agreement to which the Sellers Representative is a party.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PRIVATE MEDIA GROUP, INC.

By:	/s/ Berth H. Milton
Name:	Berth H. Milton
Title:	President and CEO

PRVT ACQUISITION CORP. I

By:	/s/ Johan Gillborg
Name:	Johan Gillborg
Title:	President

PRVT ACQUISITION CORP. II

By:	/s/ Johan Gillborg
Name:	Johan Gillborg
Title:	President

MAMA’S LLC

By:	/s/ Ilan Bunimovitz
Name:	Ilan Bunimovitz
Title:	Manager

GAME LINK LLC

By:	/s/ Ilan Bunimovitz
Name:	Ilan Bunimovitz
Title:	Manager

eLINE LLC

By:	/s/ Andrew Sullivan
Name:	Andrew Sullivan
Title:	Manager

THINKFORWARD, INC.

By:	/s/ Ilan Bunimovitz
Name:	Ilan Bunimovitz
Title:	CEO

GREENCINE, INC.

By:	/s/ Andrew Sullivan
Name:	Andrew Sullivan
Title:	President

/s/ Ilan Bunimovitz
Ilan Bunimovitz
ThinkForward Shares Owned: 50,000

/s/ Andrew Sullivan
Andrew Sullivan
GreenCine Shares Owned: 9,700,000

/s/ Dennis Woo
Dennis Woo
GreenCine Shares Owned: 10,261,819

/s/ Peter Marinac
Peter Marinac
GreenCine Shares Owned: 1,237,109

TABLE OF CONTENTS

LIST OF EXHIBITS AND SCHEDULES

Exhibits

Exhibit A-1	Financial Statements
Exhibit B-1	Employment Agreement (Ilan Bunimovitz)
Exhibit B-2	Employment Agreement (Andrew Sullivan)
Exhibit B-3	Employment Agreement (Dennis Woo)
Exhibit B-4	Employment Agreement (Peter Marinac)
Exhibit C	Lease Agreement
Exhibit D	Earnout Calculation
Exhibit E	Form of Legal Opinion of Counsel to the Companies
Exhibit F	Voting Agreement
Exhibit G	Registration Rights Agreement
Exhibit H	Slingsby Loan Agreement
Exhibit I	Principal Terms of New Plan

Schedules:

Section 5.1 – Ownership of Shares

Section 5.5 - Investment

Section 6.1(b) - Jurisdictions of Organization, Qualification of Subsidiaries

Section 6.1(c) -Managers, officers and directors of each of the Subsidiaries.

Section 6.2 - Capitalization

Section 6.3 - Noncontravention

Section 6.4 - Broker’s Fees

Section 6.5 - Predecessors, Partnerships, Subsidiaries and Affiliates

Section 6.7 - Licenses and Permits

Section 6.8(c) - List and description of the tangible personal property of Subsidiaries with an individual original cost of more than $5,000

Section 6.8(d) - List of all real property leased, licensed to or otherwise used or occupied by the of the Subsidiaries.

Section 6.9 - Accounts Receivable.

Section 6.11 – Bank Accounts

Section 6.12(a)(i) - List of the Intellectual Property owned by each of the Subsidiaries in the operation of its business.

Section 6.12(a)(ii) - List of each contract relating to Intellectual Property of any other Person used or held by each of the Subsidiaries that is material to the operation of its business.

Section 6.12(b) -Disclosure of certain matters re Intellectual Property used by the Subsidiaries

Section 6.13 - Material agreements and Contracts of the Subsidiaries

Section 6.14 – Undisclosed Liabilities; Guaranties

Section 6.15 - Litigation

Section 6.16 – Legal Compliance

Section 6.17 – Tax Matters

Section 6.18 - List of Insurance Policies of the Subsidiaries

Section 6.19 - Employees.

Section 6.20 – Employee Benefits

Section 6.22 - Subsequent Events

Section 6.25 (a) - Material Clients of the Subsidiaries

Section 6.25 (b) - Material Suppliers of the Subsidiaries

Section 6.28 - Related Party Transactions